UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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    LSB Industries, Inc.

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Notice of Annual Meeting of Stockholders

To Be Held June 1, 2017

LSB INDUSTRIES, INC.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

To the Stockholders of

LSB Industries, Inc.

The 2017 Annual Meeting of the Stockholders of LSB Industries, Inc. (the “Company”) will be held at our offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, on June 1, 2017, at 8:30 a.m. CDT, for the purpose of considering and voting upon the following matters:

(1)    To elect four nominees to the Board of Directors;

(2)    To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017;

(3)    To approve, on an advisory basis, named executive officer compensation; and

(4)    To approve, on an advisory basis, the frequency of the advisory vote on named executive officer compensation.

YOUR VOTE IS IMPORTANT

You are urged to vote your shares by promptly marking, signing, dating and returning the proxy card or, in the alternative, by voting your shares electronically either over the Internet or by touch tone telephone. Please see “QUESTIONS & ANSWERS – How Do I Cast My Vote?” in the Proxy Statement for further information and instructions.

HOW TO VOTE

VIA THE INTERNET Visit the website listed on our proxy card
BY MAIL Sign, date and return your proxy card in the enclosed envelope
BY TELEPHONE Call the telephone number on your proxy card
IN PERSON Attend the Annual Meeting in person

IF YOU PLAN TO ATTEND VIA TELECONFERENCE YOU MUST VOTE PRIOR TO THE MEETING VIA THE INTERNET, BY MAIL OR BY TELEPHONE.

You may vote if you were a stockholder of record at the close of business on April 3, 2017.

Please note that you may attend the meeting in person or via conference call by dialing (201) 493-6739. Materials presented at the meeting will be posted at www.lsbindustries.com on the webcast section of the Investors tab.

Your vote is important. Please sign and promptly return the enclosed proxy card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States. In addition, you can vote by telephone or Internet. Instructions are included on the proxy card.

By order of the Board of Directors,

Michael J. Foster
Senior Vice President,
Secretary and General Counsel

Oklahoma City, Oklahoma

May 2, 2017

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2017.

This Notice of Annual Meeting of Stockholders and related proxy materials are being distributed or made available to stockholders beginning on or about May 2, 2017. This includes instructions on how to access these materials (including the Proxy Statement for the Annual Meeting, along with the LSB 2017 Annual Report).

Proxy Statement Summary

The Annual Meeting

Below is a summary of certain information included in the Proxy Statement. Please review the entire Proxy Statement before you vote.	Time and Date:	8:30 a.m., Central Daylight Time (“CDT”), on June 1, 2017
	Place:	LSB Industries, Inc., 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107
	Record date:	April 3, 2017

Matters For Stockholder Vote

Proposal	Board Recommendation	Page

1: Election of four nominees to our Board of Directors	“FOR” each nominee	5

2: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017	“FOR”	12

3: Advisory vote to approve named executive officer compensation	“FOR”	12

4: Advisory vote to approve the frequency of the advisory vote on named executive officer compensation	“1 Year”	13

Please note that you may attend the meeting in person or via conference call by dialing (201) 493-6739. Materials presented at the meeting will be posted at www.lsbindustries.com on the webcast section of the Investors tab.

If you plan to attend via teleconference you must vote prior to the meeting via the Internet, by mail or by telephone.

LSB Industries Proxy Statement    i

Selected Table of Contents

LSB INDUSTRIES, INC.

PROXY STATEMENT FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

ii    LSB Industries Proxy Statement

LSB INDUSTRIES, INC.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

PROXY STATEMENT FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 1, 2017

Solicitation Of Proxies

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of LSB Industries, Inc. (the “Company,” “us,” “our,” or “we”) for proxies to be voted at our Annual Meeting of Stockholders to take place on June 1, 2017, at 8:30 a.m. CDT at our offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107 and at any adjournment thereof.

Questions and Answers

About the Annual Meeting

What matters are being considered?

You will be voting on each of the following items of business:

(1)	Election of four nominees to our Board;

(2)	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017;

(3)	Advisory vote to approve the compensation of our executive officers named in the Summary Compensation Table (the “named executive officers”); and

(4)	Advisory vote to approve the frequency of the advisory vote on named executive officer compensation.

The Board recommends a vote “FOR” each of the director nominees, a vote “FOR” each of Proposals 2 and 3 and a vote of “1 year” for Proposal 4.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the enclosed proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Will other matters be brought before the annual meeting?

The Board does not intend to bring any other matters before the annual meeting and does not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. However, if any other matter is properly brought before the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to any other matters that might be brought before the annual meeting. Those persons intend to vote that proxy in accordance with their best judgment on such matter.

Who is entitled to vote at the annual meeting?

You may vote if you owned voting stock as of the close of business on April 3, 2017, which is the record date for determining who is eligible to vote at the annual meeting.

As of the close of business on the record date, we had the following number of shares of common stock and voting preferred stock issued and outstanding which were eligible to be voted:

(a)	28,405,103 shares of common stock, with each share entitling its holder to one vote;

(b)	20,000 shares of Series B 12% Cumulative Convertible Preferred Stock (“Series B Preferred”), with each share entitling its holder to one vote;

(c)	1,000,000 shares of Series D 6% Cumulative Convertible Preferred Stock (“Series D Preferred”), with each share entitling its holder to .875 of one vote; and

(d)	1 share of Series F Redeemable Class C Preferred Stock (“Series F Preferred”) entitling its holder to a number of votes equal to 456,225 shares of common stock, subject to adjustment.

LSB Industries Proxy Statement    1

Questions and Answers About the Annual Meeting

Shares of our Series B Preferred, Series D Preferred and Series F Preferred are referred to as our “voting preferred stock.” All of our outstanding shares of common stock and voting preferred stock will vote together as a single class on all matters coming before the annual meeting.

What constitutes a quorum?

In order to conduct the annual meeting, we must have a quorum. Holders of a majority of the total of all of the outstanding shares of common stock and voting preferred stock, will constitute a quorum for the annual meeting.

What vote is required to approve the items under consideration?

•	Directors are elected by the affirmative vote of a majority of votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting.

•	The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting.

•	The advisory vote on executive compensation requires the affirmative vote of a majority of votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting.

•	The option that receives the greatest number of votes cast by our stockholders at the annual meeting will be considered when determining the frequency for holding future advisory votes on named executive officer compensation.

Are abstentions counted?

Abstentions occur when stockholders are present at the annual meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. If your proxy indicates an abstention from voting on the proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. If you abstain from voting, you have not cast a vote and the abstention will not be counted in determining the outcome of the proposals.

How do I cast my vote?

Registered Holders. If shares are registered in your name, you may vote those shares in person at the annual meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone. After reading the proxy materials, you may call the toll-free number (866) 286-3181, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your Notice of Telephone Voting Availability or your proxy card. This number will identify you and the Company. You can then follow the simple instructions that will be given to you to record your vote. Telephone voting will be available through 1:00 a.m. CDT on June 1, 2017.

Over the Internet. After reading the proxy materials, you may use a computer to access the website www.proxypush.com/LXU You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your proxy card. This number will identify you and the Company. You can then follow the simple instructions that will be given to you to record your vote. Internet voting will be available through 5:00 p.m. CDT on May 31, 2017.

By mail. After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your proxy card to the Company’s proxy solicitor in the envelope provided. To best ensure timely receipt of your proxy, you are encouraged to mail your proxy card for arrival by May 31, 2017.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the director nominees. You can also specify whether you want to vote for or against, or abstain from voting on:

•	The ratification of the appointment of the independent auditors; and

•	The advisory vote to approve the compensation of the Company’s named executive officers

In addition, you can also specify whether the frequency of the advisory vote on named executive officer compensation should be every year, every two years, every three years or you may abstain from this vote.

Beneficial Owner. If your stock is held in your brokerage account, also known as “street name,” you should instruct your broker how your shares should be voted. If you fail to give your broker

2    LSB Industries Proxy Statement

Questions and Answers About the Annual Meeting

instructions, in some cases but not others the broker may submit a “broker non-vote.”

If you are a beneficial owner whose shares are held of record directly in your name by a broker, you will receive instructions from the broker describing how to vote your shares. If you do not instruct your broker how to vote your shares, it may vote your shares as it decides with respect to any matter for which it has discretionary authority under the rules of the New York Stock Exchange (“NYSE”).

There are also non-discretionary matters for which your broker does not have discretionary authority to vote unless it receives timely instructions from you. A “broker non-vote” results when a broker does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker should vote your shares and the broker indicates it does not have authority to vote such shares on its proxy. Although broker non-votes will be counted as present at the annual meeting for purposes of determining a quorum, they will be treated as shares not entitled to vote on the proposal.

If your shares are held in street name and you do not give voting instructions, the broker will only be entitled to vote your shares in its discretion with respect to the ratification of the appointment of our independent registered public accounting firm. Without voting instructions from you, the record holder will not be permitted to vote your shares with respect to the election of directors, the advisory vote on executive compensation and the frequency of the advisory vote on named executive officer compensation. Your shares would therefore be considered broker non-votes with respect to these proposals and would have no effect on the proposal. Accordingly, it is important for you to instruct your broker how you wish to vote your shares.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the annual meeting, which will be at 8:30 a.m. CDT on June 1, 2017. If you hold your shares directly in record name, you can change your vote by:

•	Submitting a revised proxy using the previously mentioned telephone or Internet voting systems;

•	Sending a written revocation to our Secretary by mail to LSB Industries, Inc., 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; or

•	Voting in person at the annual meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the annual meeting.
Your attendance at the annual meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

What if I sign and return my proxy card but I do not include voting instructions?

If you properly complete and submit a proxy card, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	“FOR” the election of the four nominees to our Board;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017;

•	“FOR” the advisory vote to approve named executive officer compensation; and

•	“FOR” the advisory vote on named executive officer compensation to be held every “1 Year.”

If any other business comes before the stockholders for a vote at the annual meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the annual meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., 211 Quality Circle, Suite 210, College Station, Texas 77845, (800) 884-4225 (U.S. and Canada) and (781) 575-2879 (outside U.S. and Canada).

Will my shares be voted if I do not provide my proxy?

If your shares are registered in your name, they will not be voted unless you submit your proxy or vote in person at the annual meeting. If you hold your shares directly in your own name, you must vote, either by marking, signing, dating and returning a proxy card, voting by telephone or the Internet, or attending the annual meeting and voting at the annual meeting.

Who will count the votes?

All votes will be tabulated by Mediant Communications, Inc., who will serve as the inspector of election for the annual meeting.

LSB Industries Proxy Statement    3

Questions and Answers About the Annual Meeting

What is the deadline for submission of stockholder proposals for the 2018 annual meeting?

If you wish to submit proposals to be included in our proxy statement for our 2018 annual meeting, proposals must be received at our principal executive offices in writing not later than December 29, 2017 and should be addressed to Michael J. Foster, Secretary, LSB Industries, Inc., 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the annual meeting.

For more information regarding stockholder proposals, please see “Stockholder Proposals” below.

Who is soliciting proxies?

We will pay for preparing, printing and mailing this Proxy Statement. Proxies may be solicited on our behalf by our directors, officers or employees, without additional consideration, in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial stockholders.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose relevant to the annual meeting during ordinary business hours commencing 10 days before the annual meeting. The list will be maintained at our principal executive offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

4    LSB Industries Proxy Statement

Proposal 1—Election of Directors

General

Our Certificate of Incorporation and Bylaws provide for the division of the Board into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year; with each class of directors elected for a term of three years and until the stockholders elect their qualified successors.

Agreements as to Certain Directors and Committees

Board Representation and Standstill Agreement

On December 4, 2015, the Company entered into the Board Representation and Standstill Agreement (the “Board Representation and Standstill Agreement”), by and among the Company, LSB Funding LLC (“LSB Funding”), Security Benefit Corporation (“Security Benefit”), Todd Boehly, Jack E. Golsen (“J. Golsen”), Steven J. Golsen (“S. Golsen”), Barry H. Golsen (“B. Golsen”), Linda Golsen Rappaport (“L. Rappaport”), Golsen Family LLC, an Oklahoma limited liability company (“Family LLC”), SBL LLC, an Oklahoma limited liability company (“SBL LLC”), and Golsen Petroleum Corp., an Oklahoma corporation (“GPC,” and together with Messrs. J. Golsen, S. Golsen and B. Golsen, Ms. L. Rappaport, Family LLC, SBL LLC, each a “Golsen Holder” and, collectively, the “Golsen Holders”).

LSB Funding Designees

Pursuant to the Board Representation and Standstill Agreement, the Company has agreed to permit LSB Funding, an affiliate of Security Benefit, to designate three nominees to the Board, at least one of which will meet the NYSE standards of independence. LSB Funding designated, and our Board appointed, (i) Jonathan S. Bobb, (ii) Joseph E. Reece, and (iii) Mark R. Genender to the Board on December 4, 2015. Mr. Reece is a nominee for election at this annual meeting.

So long as LSB Funding or its affiliates own the Series E cumulative redeemable Class C preferred stock (the “Series E Preferred”), LSB Funding will continue to be entitled to designate three directors. LSB Funding’s right to designate director nominees may be reduced upon the occurrence of certain events specified below:

•	From and after the redemption of the Series E Preferred, LSB Funding will only be entitled to designate two directors as long as it owns at least 25% of the warrants or any shares of common stock issuable from the warrants.
•	If LSB Funding beneficially owns less than 25%, but at least 10% of the warrants as shares of common stock issuable from the warrants, it will be entitled to designate only one director nominee.

•	LSB Funding’s rights to designate any directors will terminate when it and its affiliates collectively cease to beneficially own at least 10% of the warrants or any shares of common stock issuable from the warrants (the “LSB Funding Board Designation Termination Date”).

Golsen Designees

Under the Board Representation and Standstill Agreement, the Golsen Holders, collectively, have the right to designate two directors; however, if the Golsen Holders, collectively, beneficially own less than 5% but at least 2.5% of the then outstanding common stock, the Golsen Holders will be entitled to designate up to one director. These designation rights will terminate immediately on the first date on which the Golsen Holders, beneficially own less than 2.5% of the then outstanding common stock.

Other Governance Matters

Our Bylaws provide that the Board may change the total number of directors on our Board from time to time provided that the minimum number of directors is 3 and the maximum is 14. The Board has set the number of directors at 11.

As discussed under “Corporate Governance—Nominating Committee,” our Nominating Committee reviews the composition of the Board to assess the Board’s performance, composition, and effectiveness. The Nominating Committee values certain characteristics in all Board members, including personal and professional integrity, reputation, outstanding professional achievement, and sound business judgment. The Nominating Committee evaluates each individual director in the context of the Board as a whole with the goal of recommending an effective group with a diversity of experience and skills that exercises sound business judgment in the interest of our business and our stockholders. Consistent with their responsibilities, members of the Nominating Committee have interviewed and evaluated each of the current nominees for director and has determined that each is highly qualified to serve as a member of our Board.

The following sets forth certain information regarding the director nominees and other directors whose term will continue after the annual meeting.

LSB Industries Proxy Statement    5

Proposal 1 – Election of Directors

Nominees for the Class of Directors Whose Term will Expire in 2019

JOSEPH E. REECE	Joseph E. Reece, age 55, has been a director of the Company since 2015. Mr. Reece is currently a Group Managing Director and the Executive Vice Chairman of UBS Securities LLC. Previously, Mr. Reece was the President and Founder of Helena Capital from 2015 to 2017. Prior to forming Helena Capital, Mr. Reece served for 18-years with Credit Suisse, ultimately serving as its Global Head of Equity Capital Markets and as a Member of the Global Equity Management Committee and the Investment Banking Management Committee. Prior to becoming an investment banker, Mr. Reece spent ten years as a practicing attorney. Mr. Reece began his career at the Securities and Exchange Commission (the “SEC”) as Staff Counsel, ultimately rising to become Special Counsel for the SEC’s Division of Corporation Finance in Washington D.C. Mr. Reece also practiced law with Skadden Arps LLP in Los Angeles and Streich Lang LLP in Phoenix in their respective corporate practice groups. Mr. Reece serves on the board of directors of Corner Store Brands, Inc. (NYSE:CST) where he is a member of its Executive and Nominating and Governance Committees. He also serves as a member of the Board of Visitors of Georgetown University Law Center, on the board of directors of the Foundation of the University of Akron, and on the board of directors of Chair-ity (a 501(c)(3) organization that provides household goods and furniture to teenagers who graduate from the Ohio Foster Care System). Mr. Reece is a graduate of Georgetown University Law Center and the University of Akron.
Age: 55 Director since: 2015
Committees: Strategic Review (Chair)

Mr. Reece was nominated to the Board as an LSB Funding nominee under the Board Representation and Standstill Agreement. Mr. Reece’s extensive capital markets expertise, executive management experience and financial transactions experience in a wide variety of industries, led the Board to conclude that he should serve as a director.

Nominees for the Class of Directors Whose Term will Expire in 2020

DANIEL D. GREENWELL	Daniel D. Greenwell, age 54, has been a director of the Company since 2014. Mr. Greenwell served as the Company’s Interim Chief Executive Officer from September 2015 to December 2015 and has served as President and Chief Executive Officer since December 2015. Mr. Greenwell has served as a Partner of private equity firm, Shelby Monroe Group LLC, since 2014. Previously, he served as the Chief Financial Officer and Executive Vice President of Sabre Industries Inc., a private equity-held manufacturer of utility and cell towers, from April 2013 through April 2014. From January 2012 until March 2013, Mr. Greenwell served as Senior Vice President and Chief Financial Officer of Tronox Limited (NYSE:TROX), a leading global producer and marketer of titanium dioxide pigment. Mr. Greenwell led Tronox in merger and refinancing activities and to a public listing on the NYSE. Prior to that, Mr. Greenwell served as Senior Vice President and Chief Financial Officer of Terra Industries, Inc., from 2005 until its acquisition by CF Industries Holdings, Inc. in April 2010. Mr. Greenwell was responsible for significant operational changes in sales management and natural gas hedging and purchasing strategies. He also served on the board of directors of Terra Nitrogen Company, L.P., a Master Limited Partnership, from March 2008 until April 2010. Mr. Greenwell has over 25 years of industrial, financial and operational experience and has held various senior leadership positions at a number of public companies, including Belden Inc., Zoltek Companies Inc., and Sigma-Aldrich Corporation. He also served as Senior Manager of KPMG from 1985 to 1992. Mr. Greenwell is a Certified Public Accountant. Mr. Greenwell received a Bachelor of Science degree in Accounting from Truman State University.
Age: 54 Director since: 2014
Committees: none

Mr. Greenwell’s leadership skills and extensive industrial and financial experience in the chemical business, among other factors, led the Board to conclude that he should serve as a director.

6    LSB Industries Proxy Statement

Proposal 1 – Election of Directors

WILLIAM F. MURDY	William F. Murdy, age 75, has been a director of the Company since 2014. Mr. Murdy retired as the Chairman of the board of directors of Comfort Systems USA, Inc. (NYSE:FIX) in May of 2014. Mr. Murdy previously served as the Chairman and Chief Executive Officer of Comfort Systems from June 2000 until December 2011. Over the course of his career, Mr. Murdy has served in a variety of senior leadership roles, including as President and CEO of Club Quarters from 1999 to 2000, President, CEO, Co-Founder and Chairman of the board of directors of LandCare USA, Inc. from 1997 until it was acquired by The ServiceMaster Co. in 1999, and President and CEO of General Investment and Development Company from 1989 through 1997. From 1981 to 1989, Mr. Murdy served as the Managing General Partner of the Morgan Stanley Venture Capital Fund. Mr. Murdy previously served as a director of UIL Holdings Corporation (NYSE:UIL), where he was the Chairman of the compensation committee and served on the audit committee, from 2002 to 2015. He also previously served as a director of Kaiser Aluminum Corp. (NASDAQ: KALU) from 2005 to 2015. Mr. Murdy currently serves as a director of Vectrus (NYSE:VEC), where he serves on the audit and nominating and corporate governance committees. In addition, Mr. Murdy served on the advisory board of CapStreet Partners and is a former member of the advisory board of Chicago Growth Partners. He is also the Founder and former Chairman of Warrior Gateway (connecting Veterans with services), Vice-Chairman and a member of the Executive Committee of the Board of Business Executives for National Security (BENS) and a member of the board of directors of the Vietnam Veterans Memorial. He is a former member of the Board of Visitors for West Point. At West Point today, he is an emeritus member of the Board of Trustees of the West Point Association of Graduates and a principal and Chairman of the Hotel Thayer and Chairman of its associated Thayer Leader Development Group, which provides corporate executive leader development. Mr. Murdy holds a Bachelor of Science degree in Engineering from the U.S. Military Academy, West Point, and a Master’s degree in Business Administration from the Harvard Business School.
Age: 75 Director since: 2014
Committees: Compensation (Chair)

Mr. Murdy’s leadership skills, extensive financial experience and experience as a member of the board of directors of a publicly-traded company, among other factors, led the Board to conclude that he should serve as a director.

MARRAN H. OGILVIE	Marran H. Ogilvie, age 48, has been a director of the Company since 2015. Ms. Ogilvie has served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration since 2008, as a director of Four Corners Property Trust, Inc. since November 2015, and as a director for the Korea Fund, an investment company that invests in Korean public equities, since 2012. Previously, Ms. Ogilvie also served as a director of Seventy Seven Energy Inc., an oil field services company, Zais Financial Corporation, a real estate investment trust, and Southwest Bancorp, a regional commercial bank. Prior to that, Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, Inc., a diversified financial services firm, including as Chief Operating Officer from 2007 to 2009 and General Counsel from 1997 to 2007. Following the merger, Ms. Ogilvie served as Chief of Staff at Cowen Group, Inc. until 2010. Ms. Ogilvie received a B.A. from the University of Oklahoma and a J.D. from St. John’s University. Ms. Ogilvie is a National Association of Corporate Directors (NACD) Board Leadership Fellow.
Age: 48 Director since: 2015
Committees: Audit Nominating and Corporate Governance (Chair) Strategic Review

Ms. Ogilvie’s substantial public business experience and financial background led the Board to conclude that she should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES AS DIRECTORS OF THE COMPANY

LSB Industries Proxy Statement    7

Proposal 1 – Election of Directors

Continuing Directors

The following seven directors will continue in office until the expiration of their respective terms and until their successors have been elected and qualified.

JONATHAN S. BOBB	Jonathan S. Bobb, age 41, has been a director of the Company since 2015. His term will expire in 2019. Mr. Bobb is a Director at Eldridge Industries, an affiliate of Security Benefit. In this role, he is responsible for originating and executing both control and minority investments in operating companies and assets in a range of industries. Mr. Bobb previously served in the same capacity at Guggenheim Partners. Prior to joining Guggenheim, Mr. Bobb was a senior member of the investment banking division at Goldman Sachs & Co. from 2007 to 2013. His previous business experience includes investment banking positions with J.P. Morgan and Deutsche Bank and financial planning roles at Gap Inc. Mr. Bobb received a B.A. in Economics from Stanford University and an M.B.A. from the University of Michigan.
Age: 41 Director since: 2015
Committees: Compensation

Mr. Bobb was nominated to the Board as an LSB Funding nominee under the Board Representation and Standstill Agreement. Mr. Bobb’s extensive financial background and corporate investment and advisory experience, among other factors, led the Board to conclude that he should serve as a director.

MARK R. GENENDER	Mark R. Genender, age 52, has been a director of the Company since 2015. His term will expire in 2018. Mr. Genender is a Managing Director at Eldridge Industries, an affiliate of Security Benefit. He is responsible for originating and executing both control and minority investments in operating companies and assets in a range of industries. Mr. Genender previously served in the same role at Guggenheim Partners, a global investment and advisory firm. Prior to Guggenheim, Mr. Genender served in senior investment positions at investment firms Red Mountain Capital, The Carlyle Group, Star Avenue Capital and Fenway Partners. Earlier in his career, Mr. Genender spent six years in operating roles at Nabisco International and the Frito-Lay division of PepsiCo. Prior to PepsiCo, he was a member of the mergers and acquisitions department at Goldman Sachs & Co. Mr. Genender currently serves on the board of directors of Media Rights Capital, G-Form, LLC, SportsMEDIA Technology Corporation, Renegade Brands USA, Inc., StandardVision, LLC, and Cloud9 eSports, Inc. Mr. Genender previously served on the boards of directors of Nature’s Sunshine Products (NASDAQ:NATR) from 2011 to 2013 and Cost Plus World Market (NASDAQ:CPWM) from 2011 to 2012 as well as a number of other private companies. Mr. Genender received his A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University and received his M.B.A. from INSEAD.
Age: 52 Director since: 2015
Committees: Nominating and Corporate Governance

Mr. Genender was nominated to the Board as an LSB Funding nominee under the Board Representation and Standstill Agreement. Mr. Genender’s extensive financial experience, investment expertise and experience as a board member of other publicly-traded companies, among other factors, led the Board to conclude that he should serve as a director.

BARRY H. GOLSEN, J.D.	Barry H. Golsen, J.D., age 66, has been a director of the Company since 1981. His term will expire in 2018. Barry H. Golsen is President of GOL Capital LLC. He served as the Vice-Chairman of the Board of the Company from 1993 until 2015. Previously he served as the Company’s President and Chief Executive Officer from January 2015 until September 2015 and as the Company’s President and Chief Operating Officer from 2004 to 2014.
Age: 66 Director since: 1981
Committees: none

8    LSB Industries Proxy Statement

Proposal 1 – Election of Directors

Mr. B. Golsen joined the Company in 1978 as a product manager at International Environmental Corporation (“IEC”). He became Executive Vice President of IEC in 1979 and IEC’s President in 1980. Mr. B. Golsen spearheaded the growth of the Company’s Climate Control Business with a number of business startups as well as the acquisition of Climate Master, Inc. (and its merger with CHP Corporation and subsequent move to Oklahoma City). Under his leadership, the Company’s Climate Control Business attained leading shares of the U.S. markets for water source and geothermal heat pumps and hydronic fan coils. Mr. B. Golsen attended Cornell University College of Engineering prior to earning both his B.A. and J.D. degrees from the University of Oklahoma. He was admitted to the Oklahoma Bar in 1978. Mr. B. Golsen is a past Director of the Oklahoma City Branch of the Federal Reserve Bank of Kansas City. Mr. B. Golsen served on the board of directors of Equity Bank for Savings N.A., and on many of the bank’s committees. His professional affiliations have included the Oklahoma Bar Association, the American Bar Association, the American Society of Heating, Refrigeration and Air-Conditioning Engineers, Young Presidents Organization, World Presidents Organization, and the National Association of Corporate Directors.

Mr. B. Golsen was re-nominated to the Board as a Golsen Designee nominee under the Board Representation and Standstill Agreement. Mr. B. Golsen’s extensive experience and his in-depth of knowledge and understanding of the businesses in which we operate, and his demonstrated leadership skills within the Company, among other factors, led the Board to conclude that he should serve as a director.

JACK E. GOLSEN	Jack E. Golsen, age 88, has been a director of the Company since he founded it in 1969. His term will expire in 2019. Mr. J. Golsen is the founder of the Company has served as the Executive Chairman of the Company’s Board since January 1, 2015. He formerly served as the Company’s Chairman of the Board and Chief Executive Officer from 1969 until 2014, as well as the Company’s President from 1969 until 2004. In 1996, he was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma’s leading industrialists. Mr. J. Golsen is a Trustee of Oklahoma City University and has served on its Finance Committee for many years. During his career, he acquired or started the companies which formed the Company. He has served on the boards of insurance companies, several banks, including Oklahoma’s largest bank at the time, and was Board Chairman of Equity Bank for Savings N.A., which was formerly owned by the Company. In 1972, he was recognized nationally as the person who prevented a widespread collapse of the Wall Street investment banking industry. Refer to The Second Crash by Charles Ellis, five other books and Fortune Magazine. Mr. J. Golsen has a Bachelor of Science degree from the University of New Mexico.
Age: 88 Director since: 1969
Committees: none

Mr. J. Golsen was re-nominated to the Board as a Golsen Designee nominee under the Board Representation and Standstill Agreement. Mr. J. Golsen’s demonstrated leadership skills, extensive entrepreneurial experience and expertise in all the industries in which we operate, financial experience and broad business knowledge, among other factors, led the Board to conclude that he should serve as a director.

LSB Industries Proxy Statement    9

Proposal 1 – Election of Directors

RICHARD S. SANDERS, JR.	Richard S. Sanders, Jr., age 60, has been a director of the Company since 2014. His term will expire in 2019. Mr. Sanders served as our Interim Executive Vice President, Chemical Manufacturing from September 2015 until August 2016. Mr. Sanders has been a nitrogen fertilizer manufacturing consultant since January 2011 through Circle S. Consulting LLC, of which he is the sole owner. Previously, Mr. Sanders served as Vice President of Manufacturing of Terra Industries Inc. from 2003 until the acquisition of Terra Industries by CF Industries Holdings, Inc. in April 2010. On completion of the transaction, he worked on the integration of manufacturing operations, and as Vice President of Environmental Health and Safety, Engineering and Procurement. At Terra Industries Inc., Mr. Sanders was responsible for Terra’s six manufacturing facilities’ overall operations including production operations, environmental health and safety, project engineering, and technical services. He was also responsible for Terra’s capital investment program of approximately $250 million per year, including major expansion projects. Mr. Sanders was Plant Manager of Terra’s Verdigris, Oklahoma nitrogen manufacturing complex for nine years prior to his role as Vice President of Manufacturing. Prior to Terra, Mr. Sanders served as Plant Manager at the Beaumont Methanol Corporation’s 800,000 GPD methanol manufacturing facility and in management and engineering positions for Agrico Chemical Company. Mr. Sanders served as a Non-Executive Director of Open Joint Stock Company Mineral and Chemical Company EuroChem during 2013. Mr. Sanders received a Bachelor of Science degree in Chemical Engineering from Louisiana State University in 1980.
Age: 60 Director since: 2014
Committees: Audit

Mr. Sanders’ extensive experience in the chemical industry, his depth of knowledge and understanding of the chemical manufacturing facilities that we operate, and his demonstrated leadership skills throughout his career, among other factors, led the Board to conclude that he should serve as a director.

RICHARD W. ROEDEL	Richard W. Roedel, age 67, has been a director of the Company since April 26, 2015. His term will expire in 2018. Mr. Roedel has served as a director of IHS Markit, Inc. (NYSE:IHS) since 2004, Six Flags Entertainment Corporation (NYSE:SIX) since 2010 and Luna Innovations Incorporated (NASDAQ: LUNA) since 2005. Mr. Roedel serves as a member of the audit committee of Six Flags Entertainment Corporation and Luna Innovations Incorporated, and as the Chairman of IHS Markit, Inc.’s risk committee. Mr. Roedel also serves as the non-executive Chairman of the board of Luna Innovations Incorporated. As a director of public companies, Mr. Roedel has served as lead independent director and as the chairman of several governance, compensation, and special committees. Mr. Roedel is also a director of BrightView GP I, LLC and Beaulieu Group LLC, both private companies. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the United States member firm of BDO International, as an Audit Partner. He was promoted in 1990 to Managing Partner in Chicago, then to Managing Partner in New York in 1994, and finally, in 1999, to Chairman and Chief Executive. Mr. Roedel joined the board of directors of Take-Two Interactive Software, Inc. (NASDAQ:TTWO), a publisher of video games, in 2002, and served in various capacities with that company until 2005, including Chairman and Chief Executive Officer. Mr. Roedel served on the boards of directors of BrightPoint, Inc. from 2002 to 2012 and Sealy Corporation (NYSE:ZZ) from 2006 to 2013. He also served as a director and chairman of the audit committees of Lorillard, Inc. (NYSE:LO) until 2015, Dade Behring Holdings, Inc. (NYSE:DADE) until 2007 and Broadview Network Holdings, Inc., a private company, until 2012. Mr. Roedel is a member of the National Association of Corporate Directors Risk Oversight Advisory Council. In 2014 Mr. Roedel was appointed to the Public Accounting Oversight Board’s Standing Advisory Group for a three-year term ending in 2017. Until 2016, Mr. Roedel was a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening audit committees by developing best practices. Mr. Roedel holds a B.S. in Accounting and Economics from The Ohio State University and he is a certified public accountant.
Age: 67 Director since: 2015
Committees: Audit (Chair) Compensation

Mr. Roedel’s extensive experience in finance, accounting, risk management, and public company governance led the Board to conclude that he should serve as a director.

10    LSB Industries Proxy Statement

Proposal 1 – Election of Directors

Lynn F. White	Lynn F. White, age 64, has been a director since April 26, 2015. His term will expire in 2018. Mr. White founded and has served as the Managing Director of Twemlow Group LLC since 2013, and previously from 2008 until 2009. Twemlow Group LLC is a consulting firm that provides strategic, organizational and product development counsel to agriculturally related businesses. Mr. White is a National Association of Corporate Directors (NACD) Board Leadership Fellow, demonstrating his commitment to the highest standards of boardroom excellence. The NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. Mr. White also has been a director of Anuvia Plant Nutrients since January 12, 2016. From 2009 to 2013, Mr. White served as Vice President, Corporate Development of CF Industries Holdings, Inc. (NYSE:CF). While at CF Industries, he was responsible for external growth initiatives, including M&A and organic efforts, new product development and strategy, and led the integration of the $4.6 billion acquisition of Terra, Inc. While at CF Industries he served as non-executive Chairman or Vice-Chairman of GrowHow UK Limited, the leading British nitrogen fertilizer producer and as a director of KEYTRADE AG, a major Swiss based fertilizer trading firm. Prior to that, he was the President of John Deere Agri Services, Inc., a subsidiary of Deere & Co. (NYSE:DE), where he was responsible for leading a new global business unit created to pursue growth opportunities in technology-based services for industries linked to agriculture. Mr. White was also Vice President of Global AgServices of Deere, where he was responsible for identifying, testing and developing new services for agriculture and food. Prior to that, he was Senior Vice President, Corporate Development of IMC Global Inc. (n/k/a The Mosaic Company), a producer of crop nutrients and salt, and served in various executive positions, including General Manager of the Food Ingredients Division, Director of the Flame Retardants & Fluids Business and Europe, Middle East, Africa Agricultural Chemicals Area Director of FMC Corporation (NYSE:FMC), a global producer of chemicals and machinery. Mr. White also currently serves as Vice Chair of the Dean’s Advisory Council for the College of Agriculture, Food and Environmental Sciences at California Polytechnic State University, and until 2014 served as a Trustee of the Barrington Hills (IL) Police Pension Fund.
Age: 64 Director since: 2015
Committees: Nominating and Corporate Governance Strategic Review

Mr. White holds a B.A. in History from California Polytechnic State University, San Luis Obispo and an M.B.A. in Finance and Multinational Enterprise from the Wharton Graduate School of Business at the University of Pennsylvania.

Mr. White’s depth of experience serving in executive positions and his experience in business development led the Board to conclude that he should serve as a director.

Current Class Expiration Terms

The following sets forth the current members of the Board and current class expiration year:

Name	Class
Daniel D. Greenwell	2017
William F. Murdy	2017
Marran H. Ogilvie	2017
Joseph E. Reece	2017
Mark R. Genender	2018
Barry H. Golsen	2018
Richard W. Roedel	2018
Lynn F. White	2018
Jonathan S. Bobb	2019
Jack E. Golsen	2019
Richard S. Sanders, Jr.	2019

LSB Industries Proxy Statement    11

Proposal 2—Ratification of The Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2017

The Audit Committee has appointed the firm of Ernst & Young LLP, Independent Registered Public Accounting Firm (“Ernst & Young”), as the Company’s auditors for 2017. Ernst & Young has served as our auditors for more than five years, including the fiscal year most recently completed. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2017 or future years.

Consistent with past practices, it is expected that one or more representatives of Ernst & Young will attend the annual meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation

We are asking our stockholders to approve the following advisory resolution related to the compensation of the Company’s named executive officers commonly known as a “say-on-pay” proposal:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and the compensation tables, and the related narrative discussion in this Proxy Statement.

Our stockholders’ opinions are important to us and we hold this advisory vote annually in order to get a better understanding of their views on the compensation of our named executive officers and its alignment with stockholder interests. The Board and the Compensation Committee, which is composed of independent directors, will review and take into account the outcome of this vote when considering future executive compensation decisions. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative executive compensation disclosure, in this Proxy Statement, which provide information about our compensation policies and the compensation of our named executive officers. Stockholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

The Board intends to hold this vote annually, and the next advisory vote to approve named executive officer compensation will occur in 2018.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE RESOLUTION TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

12    LSB Industries Proxy Statement

Proposal 4—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

The Board is providing our stockholders with the opportunity to vote, on an advisory basis, on the frequency of future advisory votes on our executive compensation of the nature reflected in Proposal 3 above which are required to be held at least once every three years. This non-binding advisory vote is required to be conducted every six years under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We last asked our stockholders to indicate the frequency with which they believe a say-on-pay vote should occur at our 2011 Annual Meeting of Stockholders. At that time, our stockholders voted in favor of the annual submission of the Company’s executive compensation to our stockholders for approval on a non-binding basis. Our Board adopted this approach and the Company has had annual votes starting with the 2012 annual meeting. Stockholders may indicate whether they prefer that we hold a say-on-pay vote every year, every two years, every three years, or they may abstain from this vote.

After careful consideration, the Board, on the recommendation of the Compensation Committee, has determined that a say-on-pay vote every year is the best approach for the Company and our stockholders. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually.

Holding an annual advisory vote on executive compensation allows stockholders to provide direct and immediate feedback on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

As this is an advisory vote, the outcome of the vote is not binding on us, and our Compensation Committee and the Board may decide that it is in the best interests of our Company and our stockholders to hold a say-on-pay vote more or less frequently than the Board’s recommendation or the preference receiving the highest number of votes of our stockholders. However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal, and expect to carefully review the voting results and take into account the outcome of this vote when considering the frequency of future advisory votes on our executive compensation.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO CONDUCT FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY YEAR.

LSB Industries Proxy Statement    13

Corporate Governance

Meetings of the Board

Our Board held 13 meetings in 2016. All directors, for the period of time they served on the Board in 2016, attended at least 75% of the combined total of the meetings held by the Board and the meetings held by all committees of the Board on which each director served.

Board Leadership Structure and Lead Director

At the end of 2014, our Board decided to separate the positions of Board Chairman and Chief Executive Officer given the composition of our Board and its committees, and the fact that a majority of our directors are independent directors who are qualified and experienced and all members of the Board’s key committees are independent directors. Jack Golsen was named to the role of Executive Chairman of the Board. The responsibilities of the Executive Chairman of the Board generally include:

•	Chairing all meetings of the Board;

•	Assisting the President and Chief Executive Officer in providing leadership and developing overall corporate strategy; and

•	Building consensus in the development of the Company’s overall strategic plan.

The Board annually appoints a lead independent director (the “Lead Director”) from among the independent directors to coordinate the activities of the other independent directors and enhance the role of the independent directors in the overall corporate governance of the Company. On September 1, 2015, Mr. Murdy was named as Lead Director and continues to serve in this role.

The responsibilities of the Lead Director generally include:

•	Presiding at meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors and non-management directors;

•	Serving as a liaison between the Executive Chairman, management, and the independent directors;

•	Overseeing the Board’s stockholder communications policies;

•	Having the authority to call meetings of the independent directors or non-management directors and preparing agendas for such meetings; and

•	Consulting with the Executive Chairman on meeting agendas and other information provided to the

Board, having the authority to add items to the agendas for any Board meeting, and reviewing and approving meeting schedules.

Committees of the Board of Directors and Committee Charters

The Board has three separately-designated active standing committees: a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee. The Board has adopted written charters for each of these committees. The Board has determined that all members of these committees are independent directors and satisfy the SEC and NYSE requirements for independence. A current copy of the charters of the aforementioned Committees along with our corporate governance guidelines are available on our website at www.lsbindustries.com and are also available from the Company upon request to the Secretary.

The Board also has a separately designated Strategic Review Committee, which remains a standing committee to evaluate certain strategic proposals for the Company. A copy of the Strategic Review Committee Charter is available from the Company upon request to the Secretary.

Committee	Membership
Nominating and Corporate Governance Committee	Marran H. Ogilvie (Chair)
Mark R. Genender
Lynn F. White
Audit Committee	Richard W. Roedel (Chair)
Marran H. Ogilvie
Richard S. Sanders
Compensation Committee	William F. Murdy (Chair)
Jonathan S. Bobb
Richard W. Roedel
Strategic Review Committee	Joseph E. Reece (Chair)
Marran H. Ogilvie
Lynn F. White

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Nominating Committee”) consists entirely of independent directors who were appointed by the Board to serve until their successors are appointed and qualified. The Board has determined that each member of the Nominating Committee is independent in accordance with the listing standards of the NYSE. During 2016, the Nominating Committee held 8 meetings.

14    LSB Industries Proxy Statement

Corporate Governance

The Nominating Committee is primarily responsible for:

•	Developing and recommending to the Board, appropriate corporate governance principles and practices and assisting the Board in implementing those practices; and

•	Identifying and presenting to the Board of a list of qualified individuals recommended for nomination for election to the Board at the annual meeting of stockholders.

The Nominating Committee periodically assesses the skills and experience needed for the Board to properly direct the business and affairs of the Company. The Nominating Committee seeks Board candidates possessing the following qualities:

•	Diverse mix of skills, qualifications and experience, including business leadership, financial expertise, corporate governance, chemical expertise, and legal and risk management;

•	Proven leadership, sound judgment, integrity and a commitment to the success of the Company; and

•	Independence, financial literacy, personal and professional accomplishments and experience considering the needs of the Company.

The Nominating Committee evaluates the skills, qualifications, experience and expertise of candidates to determine director nominees. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees.

The Nominating Committee is also responsible for:

•	Developing criteria for, and identifying individuals qualified to become, members of the Board and recommending to the Board nominees for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	Recommending nominees for each committee of the Board;

•	Advising the Board about the appropriate composition of the Board and its committees, including recommendations related to the Board’s leadership structure and the designation of individuals to serve as Executive Chairman of the Board and Lead Director (if any); and

•	Leading the evaluation of the Board through an annual review of the performance of the Board and its committees.

The Nominating Committee considers the qualifications of director candidates recommended by stockholders and evaluates each of them using the same criteria the Nominating Committee uses for incumbent candidates. Director candidate recommendations by stockholders must be made in compliance with the procedures set forth in our Bylaws by notice in writing delivered or mailed by first class U.S. mail, postage prepaid, to the Chairman of the Nominating Committee, in care of the Secretary of the Company, 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107. Please indicate “Nominating Committee” on the envelope.

Strategic Review Committee

The Strategic Review Committee was originally established for the purpose of assisting the Board in evaluating potential strategic separations of our Chemical Business and Climate Control Business and evaluating the possibility of placing some or all of our Chemical Business into a Master Limited Partnership structure. In accordance with the agreement entered into on April 26, 2015 with Starboard Value L.P., the responsibilities of the Strategic Review Committee were expanded to include an evaluation of our corporate governance and management structure, related party transactions and any other governance practices of the Company deemed appropriate by the Strategic Review Committee.

In 2016, the Board reconstituted the Strategic Review Committee for the purpose of reviewing all strategic alternatives for the Company.

Audit Committee

The Audit Committee assists the Board in (i) overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements, the stewardship of administration and financial controls and the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and the Company’s independent auditor and the Company’s risk management system and processes and (ii) preparing the report required by the SEC to be included in the Company’s annual proxy. In carrying out these purposes, the Audit Committee, among other things, is responsible for:

•	Providing an open means of communication among the independent auditors, financial and senior management, the internal auditors and the Board;

•	Appointing, evaluating and approving the appointment, compensation, retention and oversight of the independent registered public accounting firm;

•	Approving in advance all auditing services and permitted non-audit services to be provided by the independent auditor;

•	Annually considering the qualifications, independence and performance of the independent registered public accounting firm;

LSB Industries Proxy Statement    15

Corporate Governance

•	Reviewing recommendations of the independent registered public accounting firm concerning our accounting principles, internal controls and accounting procedures and practices;

•	Providing oversight of the internal audit function;

•	Reviewing and approving the scope of the annual audit;

•	Reviewing and discussing with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements;
•	Reviewing legal matters and the Company’s compliance programs and other systems in place designed to ensure that the Company’s financial statements, reports and other financial information satisfy applicable legal, regulatory or NYSE requirements; and

•	Performing such other duties as set forth in the Audit Committee Charter.

During 2016, the Audit Committee held 10 meetings.

16    LSB Industries Proxy Statement

Corporate Governance

Audit Committee Financial Expert

In 2016, the Board evaluated the members of the Audit Committee and believes that each member of the Audit Committee is financially literate and that each member has sufficient background and experience to fulfill the duties of the Audit Committee. The Board has determined that Messrs. Roedel and Sanders, and Ms. Ogilvie satisfy the definition of “audit committee financial expert” under the NYSE listing standards and applicable SEC regulations.

Audit Committee Report

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The Audit Committee oversees our financial reporting process and discusses our audited financial statements with management on behalf of the Board. In fulfilling its oversight responsibilities for 2016, the Audit Committee reviewed and discussed the following:

The audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, practices and judgments;

The reasonableness of significant judgments; and the clarity of disclosures in the financial statements;

The integrity of the Company’s financial reporting processes and controls; and

The selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered accounting firm and the Company.

The Audit Committee reviewed and discussed with Ernst & Young, the independent registered public accounting firm responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that are required to be discussed with the Audit Committee under generally accepted auditing standards (including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and any other applicable accounting and auditing standards). In addition, the Audit Committee has discussed with Ernst & Young the auditors’ independence from management and us, and has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also appointed Ernst & Young as our independent registered public accounting firm for 2017.

The Audit Committee members listed below participated in the actions necessary to submit the 2016 Audit Committee Report.

Submitted by the Audit Committee of the Company’s Board of Directors.

Richard W. Roedel (Chair)

Marran H. Ogilvie

Richard S. Sanders

Notwithstanding anything to the contrary set forth in our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference previous or future filings, including this Proxy Statement, in whole or in part, the foregoing report of the Audit Committee and any statements regarding the independence of the Audit Committee members shall not be incorporated by reference into any such filings.

LSB Industries Proxy Statement    17

Corporate Governance

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2016 and 2015, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and for review of SEC-related documents for those fiscal years were approximately $1,435,000 and $1,754,571, respectively.

Audit-Related Fees

Ernst & Young billed us $32,750 during 2016 and 2015, for audit-related services, which included services relating to our benefit plan audits.

Tax Fees

Ernst & Young billed us $649,694 and $577,068 during 2016 and 2015, respectively, for tax services, which included tax return review and preparation, tax consultations and planning.

All Other Fees

During 2016 and 2015, we engaged our accountants to provide other special project services of approximately $97,700 and $94,500, respectively.

Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving all engagements with Ernst & Young to perform audit or non-audit services for us prior to us engaging Ernst & Young to provide those services. All of the services outlined under the headings “Audit Related Fees,” “Tax Fees,” and “All Other Fees,” above were approved by the Audit Committee. The Audit Committee of our Board has considered whether Ernst & Young’s provision of the services described above for the fiscal years ended December 31, 2016 and 2015 is compatible with maintaining its independence.

Audit Committee’s Pre-Approval Policies and Procedures

All audit and non-audit services that may be provided to us by our principal accountant, Ernst & Young, require pre-approval by the Audit Committee. The Audit Committee delegates such pre-approval of services to the Chairman of the Audit Committee. The Audit Committee or the Chairman of the Audit Committee evaluates the pre-approval request to determine the appropriateness of the proposed project and proposed fee. Further, Ernst & Young may not provide to us those services specifically prohibited by the SEC.

Oversight of Risk Management

The Board oversees management’s risk management activities, including those relating to credit risk, liquidity risk, and operational risk, through a combination of processes. The Board believes effective risk management will enable us to accomplish the following:

•	Timely identification of material risks that the Company encounters;

•	Communication of necessary information with respect to material risks to senior executives and, as appropriate, the Board or relevant committee of the Board;

•	Implementation of appropriate and responsive risk management strategies consistent with the Company’s risk profile; and

•	Integration of risk management into the Company’s decision-making.

In addition to the Company’s formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

The Audit Committee is responsible for overseeing the Company’s policies with respect to risk assessment and risk management relating to the Company’s major financial risk exposures and to review and discuss such material risks and the steps taken to monitor and control such exposures.

Code of Ethics

The Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, and the controller of the Company and the controllers of each of our subsidiaries, or persons performing similar functions, are subject to our Code of Ethics and our Statement of Policy Concerning Business Conduct. We and each of our subsidiary companies have adopted a Statement of Policy Concerning Business Conduct applicable to the employees, officers and directors of the Company and its subsidiaries.

Our Code of Ethics and Statement of Policy Concerning Business Conduct are available on our website at www.lsbindustries.com. We will post any amendments to these documents, as well as any waivers that are required to be disclosed pursuant to the rules of either the SEC or the NYSE, on our website (to the extent applicable to the Company’s executive officers, senior financial officers or directors).

18    LSB Industries Proxy Statement

Corporate Governance

Compensation Committee

Our Compensation Committee is comprised of non-employee, independent directors in accordance with the rules of the NYSE. During 2016, the Compensation Committee held 6 meetings.

The Compensation Committee’s responsibilities include, among other duties:

•	Determining the individual elements of total compensation for the Company’s President and Chief Executive Officer, the other executive officers and the Company’s non-employee directors and approving specific corporate goals and objectives relevant to their compensation;

•	Overseeing management’s compliance with the compensation reporting requirements of the SEC, the NYSE and any other regulatory bodies, including reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s proxy statement for its annual meeting of stockholders or Annual Report on Form 10-K and determining whether to recommend to the Board that the CD&A be included in the proxy statement or Annual Report on Form 10-K;

•	Reviewing, evaluating and overseeing the incentive, equity-based and other compensation agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors;

•	Conducting an annual review of the Chief Executive Officer’s performance and discussing the Chief Executive Officer’s review of the other executive officers; and

•	Performing other functions or duties deemed appropriate by the Board.

Recommendations regarding non-equity compensation of our non-executive officers and our named executive officers are made by our Chief Executive Officer, other than decisions related to his own compensation, and are presented for approval or modification by the Compensation Committee.

During 2016, the agenda for meetings of the Compensation Committee was determined by its Chairman with the assistance of our Chief Executive Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer. At each Compensation Committee meeting, the Compensation Committee also meets in executive session without the Chief Executive Officer. The Compensation Committee may delegate authority to the Chief Executive Officer in order to fulfill certain administrative duties regarding the compensation programs.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. If a compensation consultant is engaged, the Compensation Committee reviews the total fees paid to such outside consultant by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Compensation Committee. During 2016, the Compensation Committee retained Steven Hall & Partners as independent compensation consultants to advise the Compensation Committee on matters related to executive and non-employee director compensation. For information regarding compensation consultants, please see “Executive Compensation-Compensation Discussion and Analysis-Role of Compensation Consultants in Compensation Decisions” in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has the authority to set the compensation of all of our officers. The Compensation Committee considered the recommendations of the Executive Chairman and the Chief Executive Officer when setting the compensation of our officers. During 2016, neither the Executive Chairman nor the Chief Executive Officer made any recommendation regarding his own compensation. None of the members of the Compensation Committee is, or ever has been, an officer or employee of the Company or any of its subsidiaries, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K during 2016. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during 2016.

Board Independence

The Board has determined that Messrs. Murdy, Roedel, White, Genender, Reece, Bobb, and Sanders and Ms. Ogilvie are “independent” in accordance with the current listing standards of the NYSE. Our independent directors are regularly scheduled to meet in executive session following each meeting of the Board.

The Board has affirmatively determined that each of the independent directors, except for Mr. Sanders, had no material relationship with the Company whether directly or as a partner, stockholder or officer of an organization that had a relationship with the Company during 2016. Directors responded to a questionnaire asking about their relationships (and those of their immediate family members) with us and other potential conflicts of interest. Mr. Sanders served as our Interim Executive Vice President, Chemical Manufacturing from

LSB Industries Proxy Statement    19

Corporate Governance

September 29, 2015 to August 1, 2016, at which time he no longer provided any services to the Company other than as a director. On December 14, 2016, the Board affirmatively determined that Mr. Sanders has no ongoing material relationship with the Company whether directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

The Board determined that the members of the Audit, Compensation, and Nominating Committees meet the independence tests of the NYSE and the SEC. In connection with the independence of each non-employee director, the Board also determined that each member of the Audit Committee and Compensation Committee meets the additional independence standards of the NYSE and SEC applicable to members of the respective committees.

Communication with the Board

Our Board believes that it is important for us to have a process whereby stockholders may send communications to the Board. Stockholders and interested parties who wish to communicate with the Board, the Lead Director, the independent directors as a group, or a particular director, may do so by sending a letter to the Lead Director at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder or an interested party and clearly state whether the intended recipients are all members of the Board, the Lead Director, the independent directors, non-management directors, or only certain specified individual directors. The Lead Director will make copies of all such letters and circulate them to the appropriate director or directors.

Policy as to Related Party Transactions

Pursuant to the Audit Committee Charter, our Audit Committee reviews any related party transactions involving any of our directors and executive officers. Although the Audit Committee has not adopted specific standards and procedures with respect to its review of related party transactions, the Audit Committee believes that it considers all relevant facts and circumstances in its review process. The following related party transactions were reviewed by the Audit Committee or the Board as a whole.

The following related party transactions were reviewed by the Audit Committee or the Board as a whole:

•	During 2016, GPC, an entity controlled by the Golsen Holders, occupied approximately 1,400 square feet of office space within our corporate complex and paid us an annual rent of $14,400.

•	Ms. Heidi Brown Shear, our former Vice President and Managing Counsel, is the niece of Mr. J. Golsen. She received approximately $202,819 in compensation during 2016, including approximately $193,846 in salary, $30,000 in severance, $5,819 as a cash bonus and a $3,154 auto allowance.

•	Mr. S. Golsen, our former employee and President and Chief Operating Officer of the Climate Control Group, received approximately $359,444 in compensation during 2016, including $175,000 in salary, $181,989 in severance, $123,958 for consulting services related to the sale of the Climate Control Group, and a $2,552 auto allowance.

•	During 2016, we entered into a consulting agreement with Mr. S. Golsen. Pursuant to the terms of the agreement, Mr. S. Golsen is to provide services relating to the sale of the Climate Control Group and subsequent services to improve the transition process from the Company to NIBE Industrier AB, the purchaser of the Climate Control Group. The total consulting fee is $425,000 and the term of the agreement is for two years, but could be terminated earlier under certain circumstances.

•	During 2016, we executed agreements to sell and assign our rights in certain life insurance policies owned by us as beneficiary. The purchase price of these policies was the cash surrender value at the time of purchase. These policies insured two Board members, Messrs. J. Golsen and B. Golsen and a former employee, Mr. S. Golsen. We received approximately $1.7 million from the sale of these life insurance policies.

•	During 2016, we incurred consulting fees of approximately $147,600 from one of our Board members, Mr. Richard Sanders. These fees relate to services performed by Mr. Sanders as Interim Executive Vice President, Chemical Manufacturing, which involved the oversight of our chemical plant operations from January 1, 2016 through July 31, 2016. On August 1, 2016, these consulting services ceased when we appointed Mr. John H. Diesch to this executive position.

•	On December 4, 2015, the Company entered into the Board Representation and Standstill Agreement. For more information on the Board Representation and Standstill Agreement, please see “Agreements as to Certain Directors and Committees—Board Representation and Standstill Agreement” above under Proposal 1.

20    LSB Industries Proxy Statement

Our Executive Officers

Our officers serve one-year terms, renewable on an annual basis by the Board, except in the case of Messrs. J. Golsen, Daniel D. Greenwell, Mark T. Behrman, Michael J. Foster and John H. Diesch with whom we have employment agreements more fully described under “Executive Compensation–Employment Agreements” below. Information regarding our executive officers is as follows:

Executive Officers and Succession Planning Transitions

In connection with our Board succession planning efforts, Mr. Greenwell was named Chief Executive Officer and President on December 22, 2015. Certain information regarding our agreements with Messrs. J. Golsen and Greenwell is provided below under “Executive Compensation—Employment Agreements.”

As part of such succession planning, the Board also appointed Mr. Mark T. Behrman to serve as Executive Vice President and Chief Financial Officer of the Company, effective as of the 2015 annual meeting, Mr. Michael J. Foster to serve as Senior Vice President, General Counsel and Secretary, effective January 5, 2016, and Mr. John H. Diesch to serve as Executive Vice President, Manufacturing, effective August 1, 2016.

Information Regarding our Executive Officers

Jack E. Golsen—Mr. J. Golsen, age 88, has served as the Executive Chairman of the Company’s Board since January 2015. Mr. J. Golsen’s biographical information is set forth above. See “Continuing Directors.”

Daniel D. Greenwell—Mr. Greenwell, age 54, has served as the President and Chief Executive Officer of the Company since December 2015. Mr. Greenwell’s biographical information is set forth above. See “Nominees for the Class of Directors Whose Term will Expire in 2020.”

Mark T. Behrman—Mr. Behrman, age 54, joined the Company as Senior Vice President of Corporate Development in March 2014, and began serving as our Executive Vice President and Chief Financial Officer as of the 2015 annual meeting. He has over 20 years of investment banking experience with a primary focus on the industrial and business services sectors, previously serving as a Managing Director at Sterne Agee & Leach, Inc., leading the firm’s industrials, transportation, and energy practices. During his career, Mr. Behrman has originated and executed numerous merger and acquisition transactions, equity and debt capital market transactions and private capital raises for U.S. corporate clients in these sectors. Mr. Behrman was previously a Founder and Senior Managing Director of BlueStone Capital Partners, LP, where he was part of a team that created Trade.com Global Markets, Inc., and Founder and Director of the BlueStone/AFA Private Equity Fund. He began his investment banking career at PaineWebber, Inc. and at Drexel Burnham Lambert, Inc. Additionally, he has been a director of three public companies including Noble International, Ltd. where he served as a director for over eight years and as Chairman of its Audit Committee for three years. Currently, Mr. Behrman is a Director of Panhandle Oil and Gas Inc. (NYSE:PHX) and a member of its Audit and Nominating and Corporate Governance Committees. Mr. Behrman holds a Masters of Business Administration from Hofstra University and a Bachelor of Science in Accounting from Binghamton University.

John H. Diesch—Mr. Diesch, age 60, has served as the Executive Vice President, Manufacturing of the Company since August 2016. Mr. Diesch served as President and was a member of the board of directors of Rentech Nitrogen GP, LLC (“Rentech”) from 2011 until April 2016. From 2008 to 2013, he held the position of Senior Vice President of Operations at Rentech, where he was responsible for operations at Rentech’s facilities as well as its Product Demonstration Unit in Commerce City, Colorado. From 2006 to 2008, Mr. Diesch served as President of RNLLC (formerly REMC) and Vice President of Operations for Rentech. Before that, he was Managing Director of Royster-Clark Nitrogen, Inc. from 1999 to 2006, and previously served as Vice President and General Manager of nitrogen production and distribution for IMC AgriBusiness Inc., an agricultural fertilizer manufacturer. In 1991, Mr. Diesch joined Vigoro Industries Inc., a manufacturer and distributor of potash, nitrogen fertilizers and related products, as North Bend, Ohio Plant Manager after serving as Plant Manager, Production Manager and Process Engineer with Arcadian Corporation, a nitrogen manufacturer, Columbia Nitrogen Corp., a manufacturer of fertilizer products, and Monsanto Company, a multinational agricultural biotechnology corporation. Mr. Diesch was a member of the board of directors of the Fertilizer Institute, a former member of the board of directors of the Gasification Technologies Council and previously served as director of the Dubuque Area Chamber of Commerce, and was management Chairman of the Board for the Dubuque Area Labor Management Council. Mr. Diesch holds a Degree in Chemical Engineering and Environmental Studies from the University of Minnesota and Bemidji State University.

LSB Industries Proxy Statement    21

Our Executive Officers

Michael J. Foster—Mr. Foster, age 50, joined the Company as Senior Vice President, General Counsel and Secretary in January 2016. He has more than 20 years of legal experience. Mr. Foster served as the Senior Vice President, General Counsel and Secretary for Tronox (NYSE:TROX), a global mining and manufacturing firm. While General Counsel for Tronox, Mr. Foster led the company in its successful Chapter 11 restructuring. He subsequently led Tronox in a merger with a South African joint venture partner and the resulting tax inversion and re-listing of Tronox Limited on the NYSE. Before his appointment as the Tronox

General Counsel, Mr. Foster served as its Managing Counsel where he led the operations of the Tronox legal team following its spin-off from Kerr-McGee Corporation. Prior to the Tronox spin-off, Mr. Foster served as a member of the Kerr-McGee legal team. His earlier experience includes nearly five years in the midstream energy industry and more than five years in the public and private practice of law. Mr. Foster holds a Bachelor of Science degree in agriculture science from the University of Illinois and a Juris Doctor degree from the University of Tulsa.

22    LSB Industries Proxy Statement

Executive Compensation

Compensation Committee Report

The Compensation Committee has adopted and implemented core principles that form the framework for our executive compensation program. We believe that this program appropriately aligns executive compensation opportunities and our long-term strategic plan and supports accountability for long-term results.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, and we encourage you to read it.

William F. Murdy (Chair)

Jonathan S. Bobb

Richard W. Roedel

Compensation Discussion and Analysis

CEO and Leadership Team Transition

In 2015, the Company faced numerous challenges stemming from a multitude of influences, including pressure from activist investors to change the make-up of the Board, make management changes and evaluate the separation of the Company’s two primary businesses: climate control and chemical. In addition, cost overruns related to the expansion of the El Dorado facility continued, the stock price declined precipitously, and the Company faced a potential liquidity crisis in the fourth quarter of 2015. In response to the potential liquidity crisis, the Company raised an additional $260 million from LSB Funding through the sale of additional senior secured notes and the issuance of preferred stock and warrants, as previously disclosed. The agreements with LSB Funding also resulted in the creation of a second large ownership block being held by an interested party.

In response to the aforementioned activist pressure and continued operational and financial challenges, the following governance and other changes were implemented in 2015 and 2016:

•	Seven new independent directors were added to the Board as a result of the Company’s settlement with Starboard Value L.P. and certain affiliates;

•	Three new directors were added to the Board as a result of the Company’s agreements with LSB Funding;

•	The Chief Executive Officer resigned and was replaced;

•	The Chief Financial Officer retired and was replaced;

•	The General Counsel resigned and was replaced; and

•	The Chief Operating Officer resigned.

Given the operational and financial condition of the Company and the wholesale changes to the Board and management team that was determined to be necessary for the Company’s long-term viability and the significant share ownership by the Golsen Holders, the Company was faced with the difficult task of building a new management team with the skills and experience required to guide the Company through the completion of the El Dorado expansion, the potential separation of the Company’s businesses and the restructuring of the business operations to increase cash flow and build stockholder value.

In September 2015, the Board asked Mr. Greenwell, at the time a non-employee director, to assume the role of Interim Chief Executive Officer due in large part to his prior experience in the chemical industry, specifically his experience in the sale of Terra Industries and the re-financing of Tronox Limited. Mr. Greenwell was appointed as President and Chief Executive Officer on December 22, 2015. At the same time the Company entered into a new employment agreement with Mr. Behrman with the goal of retaining him in the position of Chief Financial Officer to avoid further turnover during the challenging times faced by the Company and to ensure access to his experience as an investment banker prior to joining the Company. Additionally, in January 2016, the Company engaged Mr. Foster as its new General Counsel, due in large part to his experience with companies facing financial and operational difficulties, including his experience in the Tronox bankruptcy and the ensuing strategic transactions and re-financing.

The Compensation Committee, assisted by its independent compensation consultant, and with the consent of the Board, negotiated employment agreements with each of Messrs. Greenwell, Behrman and Foster. The Compensation Committee has determined that these employment agreements include compensation, equity grants and change in control provisions commensurate with the challenges facing the Company and the management team. In particular, the certainty provided in the agreements include time based equity grants and immediate vesting of equity grants upon a change in control of the Company. These provisions were included in the agreements for the specific purpose of engaging

LSB Industries Proxy Statement    23

Executive Compensation

and or retaining each of the executives because of their specific experience and skills under the circumstances. The Compensation Committee will continue to review the circumstances and needs of the Company as it engages additional members of the executive team.

Overview of Compensation Program

This Compensation Discussion and Analysis describes our compensation philosophy, objectives, policies and practices framed within the context of the chemical manufacturing industry and specifically our strategy and performance with respect to our named executive officers for 2016.

Our named executive officers during 2016 were:

Jack E. Golsen	Executive Chairman
Daniel D. Greenwell	President and Chief Executive Officer
Mark T. Behrman	Executive Vice President and Chief Financial Officer
John H. Diesch	Executive Vice President, Manufacturing
Michael J. Foster	Senior Vice President, General Counsel & Secretary
Steven J. Golsen	Former President and Chief Executive Officer of The Climate Control Group

Our long-term success depends on our ability to efficiently operate our facilities, to continue to develop our product lines and technologies, and to focus on developing our product markets. To achieve these goals, it is important that we attract, motivate, and retain highly talented individuals who are committed to our values and goals.

The Compensation Committee has the responsibility to establish, in consultation with management, our compensation philosophy for our senior executive officers and to implement and oversee a compensation program consistent with such philosophy. This group of senior executive officers includes the named executive officers, as well as our other executive officers.

A primary objective of the Compensation Committee is to ensure that the compensation paid to the senior executive officers provides incentives for superior performance, aligns their interests with our stockholders, and is fair, reasonable, and competitive.

The Compensation Committee is responsible for approval of all decisions for the compensation of our named executive officers.

The three elements of total direct compensation for our executives are: (i) base salary, (ii) short-term incentive and (iii) long-term incentive. Unlike base salary, which is fixed annually, short-term and long-term incentive awards each represent variable compensation. These three elements are balanced such that each executive has an appropriate amount of compensation that is contingent on performance across both near and long term horizons.

As illustrated in the graphics below, a substantial majority of each of the named executive officer’s, excluding Messrs. J. Golsen and S. Golsen, target direct compensation for 2016 was delivered through variable compensation which is contingent on performance (80% for the Chief Executive Officer and 61% on average for the other named executive officers).

Chief Executive Officer	Average Other Named Executive Officers

24    LSB Industries Proxy Statement

Executive Compensation

Compensation Philosophy and Objectives

We believe our executive compensation philosophy aligns the interests of our stockholders and senior executives and holds our named executive officers accountable for short and long-term performance, manages risk taking within the parameters of our philosophy, and supports the guiding principles that drive our overall compensation philosophy. The elements of our compensation program have specific objectives and the overall program is designed to reward annual and sustained performance over the long-term. We follow the same program for all senior management, but vary pay mix by job responsibility level and include additional pay for performance factors for our most senior employees. The table below describes the elements of our compensation program and how each supports our compensation philosophy:

Compensation Element	Performance Period	Performance Measures	Purpose of Compensation Element
Base Salary	• 1 year	• Pay aligned with scope of responsibilities and experience	• Provides competitive fixed pay

Performance Annual Incentive Award (Short-Term Incentive)	• 1 year	• Financial performance metrics • Strategic goals • Individual employee performance • Safety	• Promotes achievement of company performance metrics important to stockholders • Evaluates performance against pre-established strategic goals and accomplishments

Equity Grants (Long-Term Incentive)	• 3 years for restricted stock and restricted stock unit awards • 6 years for stock option awards	Depending on form of grant: • Time based (vesting ratably over 3 years) • Financial performance metrics • Stock price	• Aligns named executive officers’ and long-term stockholders’ interests • Retains talent with long-term wealth accumulation opportunities

Limited Perquisites and Other Benefits	• Not applicable	• Not applicable	• Allows the Company to remain competitive among its peers to attract and retain key talent

Setting Executive Compensation

The Compensation Committee sets annual cash and non-cash executive compensation to reward the named executive officers for achievement of, and to motivate the named executive officers to achieve, long-term business objectives. The Compensation Committee also reviews the compensation information of our peer companies, as provided by our compensation consultants. As described in more detail below, in 2016, the Compensation Committee engaged Steven Hall & Partners as compensation consultants to assist the Compensation Committee in conducting its review of the total compensation program. This information is used to determine whether our compensation amounts are within the range of similarly sized companies, as further described below. We do not benchmark the amount of total compensation or any material element of compensation.

The Compensation Committee also considers the allocation between cash and non-cash compensation amounts as well as short-term and long-term compensation, but does not have a specific formula or required allocation between such compensation types. In each case, such allocation is considered as part of the overall compensation determination.

LSB Industries Proxy Statement    25

Executive Compensation

During 2016, the Compensation Committee compared the Chief Executive Officer’s total compensation to the total compensation of our other named executive officers. However, the Compensation Committee has not established a target ratio between total compensation of the Chief Executive Officer and the median total compensation level for the next lower tier of management. The Compensation Committee also considers internal pay equity among the named executive officers and in relation to the next lower tier of management and average compensation of all employees to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. The Compensation Committee does not consider amounts payable under severance agreements when setting the annual compensation of the named executive officers.

Base Salary

The Compensation Committee annually reviews and adjusts salaries based on changes in the market, responsibilities and performance against job expectations, strategic importance, and experience and tenure. The following table sets forth the base salaries for each of our named executive officers as of the end of 2016, the first full year for all of our named executive officers except for Messrs. J. Golsen and S. Golsen. These base salaries are also effective for 2017 (other than for Mr. S. Golsen).

Named Executive Officer	2016 Base Salary
Jack E. Golsen	$800,000
Daniel D. Greenwell	$800,000
Mark T. Behrman	$500,000
John H. Diesch	$325,000
Michael J. Foster	$360,000

Short-Term (Annual) Incentive Plan

Executive officers participate in the Company’s Short Term Incentive Plan (the “STI Plan”). The STI Plan is our annual performance pay plan developed and instituted in 2016. The STI Plan provides the opportunity for annual cash payments tied directly to the achievement of key financial and operational goals. The

Compensation Committee sets goals derived from our strategic plan that are designed to align the interests of management with the interests of our stockholders. The goals for 2016, and our performance compared to those goals are shown below.

Goal	Weighting of Goal	Target(1)	Achievement	Percentage Payout Toward Target
Operational Targets: El Dorado Expansion; Plant Reliability; Strategic Sales and Marketing improvements and Strategic Plan Implementation	35%	Achievement of pre-established targets set by the Board	57%	20%
Strategic Target: Sale of the Climate Control Group	25%	Sale of the Climate Control Group at or above value determined by the Board	100%	25%
Corporate Target: Cost Reductions; Debt Restructuring; and Internal Restructuring	20%	Achievement of pre-established targets set by the Board	75%	15%
Financial Performance	20%	Manage 2016 EBITDA to a pre-established target set by the Board	0%	0%

Total	100%			60%
(1)	The Company is not disclosing details of specific 2016 financial and other targets applied to the various goals because of competitive sensitivity.

26    LSB Industries Proxy Statement

Executive Compensation

Payment to an executive officer under the STI Plan is calculated as follows:

Base Salary x Target Payout Percentage x Company Performance

Company performance is based on the achievement of the performance goals. Each performance goal is measured independently of other goals. Company performance for 2016 was 60% as shown in the table above.

Each payout target for Messrs. Greenwell, Behrman, Diesch and Foster is established in their respective employment agreements. Messrs. J. Golsen and S. Golsen do not participate in the STI Plan. The target and actual annual incentive awards under the STI Plan for 2016 for each of our named executive officers, as determined by the Compensation Committee, are set forth in the table below.

Named Executive Officer	2016 Base Salary	STI Plan Target as a Percentage of Base Salary	2016 Target Award	2016 Actual Award
Jack E. Golsen	$800,000	—	—	—
Daniel D. Greenwell	$800,000	62.5%	$500,000	$300,000
Mark T. Behrman	$500,000	50%	$250,000	$150,000
John H. Diesch(1)	$325,000	—	—	$50,000
Michael J. Foster	$360,000	50%	$180,000	$108,000
Steven J. Golsen	—	—	—	—
(1)	Mr. Diesch joined the company in August 2016 and was not entitled to a bonus under the terms of his employment agreement. However, the Board awarded him a discretionary bonus based upon his contributions to the Company in 2016.

Long-Term (Equity) Incentive Plan

We award long-term performance pay to our named executive officers under the terms of the 2016 Long Term Incentive Plan (the “LTI Plan”) that was approved by stockholders at the 2016 Annual Meeting of Stockholders. The Compensation Committee, with the input of its independent compensation consultant, designed the LTI Plan to align named executive officer compensation with stockholders’ interests and to serve as a retention tool. The Compensation Committee believes the LTI Plan will allow us to continue to motivate our named executive officers through the grant of stock awards and will also increase the Compensation Committee’s flexibility to grant different types of equity, equity-based, and cash awards in the future.

Our long-term incentive plans currently consist of time-based restricted share grants and performance-based share grants as set forth in the respective named executive officer’s employment agreements. Both types of awards generally vest over a three-year period. Time-

based awards vest one-third on each of the first three anniversaries of the date of grant. Performance-based awards vest at the end of the three-year performance measurement period. We believe both award types link the value of payments to the long-term results of the Company.

100% of the currently outstanding performance-awards are tied to our ranking relative total shareholder return (share price appreciation plus dividends reinvested) (“TSR”) versus the companies in the 2016 peer group over a three-year measurement period. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable TSR payout percentage. TSR payout percentages will be determined using a non-linear interpolation between threshold and target and between target and maximum. The threshold TSR is 25%. If actual Company TSR over the applicable three-year period is at or below 25% as compared to the TSR of the peer group, there will be no earned award.

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Executive Compensation

The Company set the following payout percentages based on the three-year total relative shareholder return ranking.

Tier	TSR Ranking		Maximum Tier Payout	Cumulative Tier Payout
5	0 – 25%	n/a	—	—
4	26 – 50%	(1.4% per %)	35%	35%
3	51 – 75%	(1.6% per %)	40%	75%
2	76 – 100%	(2.0% per %)	50%	125%
1	101 – 125%	(3.0% per %)	75%	200%

Pursuant to the terms of their respective employment agreements, the 2016 long-term performance pay target for each of Messrs. Greenwell, Behrman, Diesch and Foster are set out in the following table. Messrs. J. Golsen and S. Golsen do not participate in the LTI Plan.

Named Executive Officer	LTI Plan Target as a Percentage of Base Salary
Jack E. Golsen	—
Daniel D. Greenwell	337.5%
Mark T. Behrman(1)	150%
John H. Diesch	50%
Michael J. Foster	100%
Steven J. Golsen	—
(1)	Pursuant to the terms of his employment agreement, Mr. Behrman did not receive an LTI Plan grant in 2016.

Perquisites and Other Personal Benefits

We and the Compensation Committee believe that perquisites are necessary and appropriate parts of total compensation that contribute to our ability to attract and retain superior executives. Accordingly, the Company provided our named executive officers a limited number of perquisites that are reasonable and consistent with our overall compensation program.

We currently provide an automobile for business use by Messrs. Diesch and Greenwell and an automobile allowance to each of Messrs. Behrman and J. Golsen. Additionally, we pay country club dues for Mr. J. Golsen. He is expected to, and does, use the country club in large part for business purposes.

The Compensation Committee periodically reviews the levels of perquisites provided to the named executive officers to determine whether such perquisites are consistent with our compensation policies.

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Executive Compensation

Consideration of Stockholder Say-On-Pay Advisory Vote

At our annual meeting of stockholders held in June 2016, our stockholders voted a majority (approximately 70%) of the total votes cast on our say-on-pay proposal approved the compensation of our named executive officers for 2015 on a non-binding, advisory basis. While the Compensation Committee and the Board believes that this affirms our stockholders’ support of our approach to executive compensation, we took note that the vote in support of the program was lower than in prior years. To better understand the concerns of stockholders relating to our compensation program, management and the Compensation Committee engaged with shareholders representing approximately 70% of our outstanding stock. Additionally, our Chief Executive Officer and the Chairman of our Compensation Committee met with leaders from a proxy advisory services firm to discuss and understand the concerns expressed by the firm about our compensation program. Management and the Compensation Committee reviewed the comments of stockholders and the proxy advisor and service firms and have expanded the discussion in this CD&A to better explain the elements of our compensation program, including the reasons behind specific provisions in the employment agreements with certain of our named executive officers. See “–Executive Compensation—Employment Agreements” below for a more detailed discussion of the employment agreements with our named executive officers.

The Compensation Committee will consider the feedback it receives from stockholders and proxy advisory services firms when making future compensation decisions for our named executive officers, including when negotiating any future employment agreements.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of our named executive officers (other than his own) and provides recommendations to the Compensation Committee with respect to salary, STI Plan and LTI Plan compensation, and other benefits. The Compensation Committee reviews these recommendations while considering the compensation philosophy and objectives and exercises its discretion in accepting or modifying the recommended compensation. Historically, the Compensation Committee has generally adopted the compensation recommended by the Chief Executive Officer. In determining compensation for our Chief Executive Officer, the Compensation Committee reviews his responsibilities and performance. Such review includes interviewing our Chief Executive Officer and consideration of the Compensation Committee’s observations of his performance during the applicable year. When appropriate, named executive officers are invited by the Compensation Committee to provide insight regarding Company and individual performance and feedback regarding compensation structure. Named executive officers are not present at any meeting of the Compensation Committee while their own compensation is being discussed or determined.

Role of Compensation Consultants in Compensation Decisions

The Compensation Committee is committed to ensuring that our pay programs support our short- and long-term strategic objectives. In 2016, the Compensation Committee engaged Steven Hall & Partners to assess all elements of our pay programs and propose potential changes to the program and to provide market intelligence on compensation trends, views and recommendations with respect to our compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation. The Compensation Committee, in consultation with Steven Hall & Partners, continued its process of reviewing each element of compensation, separately and as part of the broader program, to determine whether our current program adequately supports the strategic objectives of the Company and aligns our named executive officers and the long-term interests of our stockholders.

At the request of the Compensation Committee, Mr. Steven Hall attended meetings of the Compensation Committee and made presentations regarding his findings and recommendations. Steven Hall & Partners did not provide any services to us in 2016 other than the executive and director compensation advisory services provided to the Compensation Committee. Steven Hall & Partners continues to work with the Compensation Committee in 2017 to assess our compensation plans and programs.

Steven Hall & Partners reports directly to the Chair of the Compensation Committee but partners with management, at the request of the Compensation Committee, to ensure the Compensation Committee receives the most comprehensive information for decision making.

The Compensation Committee analyzed the independence of Steven Hall & Partners pursuant to the SEC rules and NYSE listing standards and determined that the engagement did not raise any conflict of interest that would prevent Steven Hall & Partners from

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Executive Compensation

independently representing the Compensation Committee. In reaching this conclusion, the Compensation Committee considered the factors relevant to Steven Hall & Partners’ independence from management, including the factors set forth in the NYSE listing standards.

Peer Group Review

To ensure that our executive compensation program provides competitive compensation opportunities that are necessary to attract and retain well-qualified executives, the Compensation Committee intends to review the level and mix of compensation for our Chief Executive Officer and other NEOs against the compensation provided by a group of peer companies (in addition to survey data provided by Steven Hall

Partners). The Compensation Committee also intends to use these peer companies to consider the relative performance of our Company with respect to the TSR performance measures in our LTI Plan.

Following the sale of the Climate Control Group, the Compensation Committee made changes to the peer group to reflect the Company’s singular focus in the chemical industry and selected the following twenty peer companies based on:

•	Industry/markets served;

•	Likelihood that we would compete for senior level talent;

•	Revenue; and

•	Market value.

Post-Climate Control Group Peer Group

American Vanguard Corporation	Balchem Corporation	Calgon Carbon Corporation
CF Industries Holdings, Inc.	Compass Minerals International, Inc.	CVR Partners, LP
Ferro Corporation	Flotek Industries, Inc.	Green Plains Inc.
Hawkins, Inc.	Innophos Holdings, Inc.	Innospec Inc.
Kraton Corporation	OCI Partners LP	OMNOVA Solutions Inc.
Platform Specialty Products Corporation	Quaker Chemical Corporation	Rayonier Inc.
The Andersons, Inc.	Tronox Limited

Employment Agreements

As discussed above, the Compensation Committee entered into each of the employment agreements described below based on the terms it determined were necessary and appropriate under each circumstance to attract and retain our named executive officers, in each case, after consultation with its independent compensation consultant:

Jack E. Golsen—Effective January 1, 2015, Mr. J. Golsen was named our Executive Chairman of the Board and his employment agreement was amended to stipulate his duties as Executive Chairman. Pursuant to the amended employment agreement, Mr. J. Golsen will:

•	Serve for an initial term of three years, with automatic one-year extensions until terminated by either party in accordance with the terms of the employment agreement; and

•	Receive an annual base salary of $800,000. He does not participate in the STI Plan or the LTI Plan.

In addition, effective as of April 27, 2015, Mr. J. Golsen’s severance agreement (originally entered into on January 17, 1989 and amended on March 21, 1996 and December 17, 2008) was amended to eliminate tax gross-up provisions to which Mr. J. Golsen would otherwise have been entitled should his employment be terminated within 24 months of a “change of control” as defined in the severance agreement. For information regarding the provisions of Mr. J. Golsen’s agreements related to change of control and severance payments, please see “Potential Payments upon Termination or Change in Control” below.

Daniel D. Greenwell—On December 30, 2015, we entered into an employment agreement with Mr. Greenwell, effective December 31, 2015. The employment agreement provides that Mr. Greenwell will:

•	Serve as President and Chief Executive Officer for an initial term of three years with automatic one-year extensions until terminated by either party in accordance with the employment agreement;

•	Receive an annual base salary of at least $800,000;

•	Be eligible to receive a target annual cash performance bonus equal to between 62.5% and 125% of his base salary, depending on the Company’s achievement of certain performance criteria, as determined by the Compensation Committee; and

•	Receive an annual equity award of restricted stock equal to not less than 337.5% of his base salary.

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Executive Compensation

Following his termination of employment, Mr. Greenwell will be subject to non-compete and non-solicitation restrictions for a period of 24 months. For information regarding the provisions of Mr. Greenwell’s employment agreement related to change of control and severance payments, please see “Potential Payments Upon Termination or Change in Control” below.

Mark T. Behrman—On January 14, 2016, we entered into an employment agreement with Mr. Behrman, effective December 31, 2015. The employment agreement provides that Mr. Behrman will:

•	Serve as our Executive Vice President of Finance and Chief Financial Officer for an initial term of three years with automatic one-year extensions until terminated by either party in accordance with the employment agreement;

•	Receive an annual base salary of at least $500,000;

•	Be eligible to receive a target annual cash performance bonus equal to between 50% and 100% of his base salary, depending on the Company’s achievement of performance criteria, as determined by the Compensation Committee; and

•	Beginning in 2018, receive an annual equity award of restricted stock equal to not less than 150% of his base salary.

Following his termination of employment, Mr. Behrman will be subject to non-compete and non-solicitation restrictions for a period of 24 months. For information regarding the provisions of Mr. Behrman’s employment agreement related to change of control and severance payments, please see “Potential Payments Upon Termination or Change in Control” below.

John H. Diesch—On July 21 2016, we entered into an employment agreement with Mr. Diesch, effective August 1, 2016. The employment agreement provides that Mr. Diesch will:

•	Serve as our Executive Vice President — Manufacturing for an initial term of three years and five months with automatic one-year extensions until terminated by either party in accordance with the employment agreement;

•	Receive an annual base salary of at least $325,000;

•	Be eligible to receive a target annual cash performance bonus equal to between 50% and
100% of his base salary, depending on the Company’s achievement of performance criteria, as determined by the Compensation Committee; and

•	Receive an annual equity award equal to not less than 50% of his base salary, 50% of such grant to be time based restricted stock, vesting ratably over three years and 50% vesting upon the achievement of performance metrics established by the Compensation Committee.

Following his termination of employment, Mr. Diesch will be subject to non-solicitation restrictions for a period of 24 months. For information regarding the provisions of Mr. Diesch’s employment agreement related to change of control and severance payments, please see “Potential Payments Upon Termination or Change in Control” below.

Michael J. Foster—On January 6, 2016, we entered into an employment agreement with Mr. Foster, effective as of January 5, 2016. The employment agreement provides that Mr. Foster will:

•	Serve as our Senior Vice President, General Counsel and Secretary for an initial term of three years with automatic one-year extensions until terminated by either party in accordance with the employment agreement;

•	Receive an annual base salary of at least $360,000;

•	Be eligible to receive a target annual cash performance bonus equal to between 50% and 100% of his base salary, depending on the Company’s achievement of certain performance criteria, as determined by the Compensation Committee;

•	Receive an annual equity award of restricted stock equal to not less than 100% of his base salary; and

•	Receive a sign-on grant of 50,139 shares of restricted stock.

Following his termination of employment, Mr. Foster will be subject to non-compete and non-solicitation restrictions for a period of 24 months. For information regarding the provisions of Mr. Foster’s employment agreement related to change of control and severance payments, please see “Potential Payments Upon Termination or Change in Control” below.

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Executive Compensation

Management Stock Ownership Guidelines

Beginning in April 2017, the Compensation Committee approved stock ownership guidelines that ensure that the interests of our named executive officers are aligned with the interests of our stockholders by requiring them to hold significant levels of Company stock. In keeping with our overall compensation philosophy, we believe that the equity ownership levels that they are required to maintain are high enough to assure our stockholders of our named executive officers’ commitment to long-term value creation. The terms of our Stock Ownership Guidelines are set out below:

Term	Component/Description
Participation	∎ Chief Executive Officer

Denomination	∎ Multiple of base salary/retainer

	Position	Guidelines

Target Ownership Amount	Chief Executive Officer	5x base salary

	Chief Financial Officer	3x base salary

	Other named executive officers	3x base salary

Shares Counted Towards Ownership	∎ Shares owned outright or held in trust ∎ Time-based vesting restricted stock or restricted stock units ∎ The target number of any performance shares or units

Compliance Period	∎ The later of April 26, 2022 or 5 years from hire / promotion into covered role

Tracking Achievement	∎ Measure compliance on December 31 each year using 90-trading day average stock price ∎ Notify participants and Compensation Committee of compliance / progress towards meeting guidelines

Controls

∎    Once the guideline is met, participants are expected to maintain share ownership pursuant to the guideline thereafter

∎    Should a participant who previously met the guideline subsequently fall below the guideline for any reason, they will be required to meet the guideline within 2 years

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code (the “Code”) provides that we may not deduct, for federal income tax purposes, compensation in excess of $1 million paid to our Chief Executive Officer and each of the three other most highly-compensated officers (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the federal securities laws in any taxable year. However, compensation in excess of $1 million may be deducted if it is “performance-based compensation” or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the Compensation Committee considers the potential impact of Section 162(m) of the Code on the compensation paid to the named executive officers.

Where reasonably practicable, the Compensation Committee will seek to qualify the performance-based incentive compensation paid or awarded to the named executive officers for the “performance-based compensation” exemption from the deductibility limit of Section 162(m) of the Code. To maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, however, the Compensation Committee has not adopted a policy that all compensation payable to the named executive officers that is subject to Section 162(m) of the Code must be deductible for federal income tax purposes. From time to time, the Compensation Committee may, in its judgment, approve compensation for the named executive officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and its stockholders.

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Executive Compensation

We account for stock-based payments, including our incentive and nonqualified stock options and restricted stock awards, in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards. While we consider the expense resulting from the application of FASB ASC Topic 718 when granting our stock-based compensation awards to ensure that it is reasonable, the amount of this expense is not the most important factor that the Compensation Committee considers when making equity-award decisions.

Compensation Risk Assessment

Our compensation program, which applies to all employees including named executive officers, is designed to provide competitive levels of reward that are responsive to company and individual performance but do not incentivize risk taking that is reasonably likely to have a material adverse effect on the Company. In reaching our conclusion that our compensation policies do not create risks that are reasonably likely to have a material adverse effect on us, we examined the various elements of our compensation programs and policies and our risk mitigation controls. In particular, numerous factors were considered, including:

•	We do not offer significant short-term incentives that would reasonably be considered as motivating high-risk investments or other conduct that is not consistent with the long-term goals of the Company;
•	We provide a mix of short-term and long-term compensation, which is discussed in the CD&A, above;

•	The type of equity awards granted to employees and level of equity and equity award holdings; and

•	The historical emphasis on long-term growth and profitability, over short-term gains.

Senior executives representing our legal and compliance, human resources, finance, and audit functions, as well as the Compensation Committee’s independent compensation consultant, are involved in this review process, which is conducted under the oversight of the Compensation Committee.

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Executive Compensation Tables

2016 Summary Compensation Table

The following table sets forth the total compensation earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, collectively our named executive officers, for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position`	Year	Salary	Bonus	Stock Awards(1)		Option Awards		Non-Equity Incentive Plan Compensation	All other Compensation(2)	Total
Jack E. Golsen Executive Chairman of the Board	2016	$800,000	—	—		—		—	$2,621	$802,621
	2015	$800,000	—	—		—		—	$2,135	$802,135
	2014	$800,000	—	—		—		—	$3,882	$803,882
Daniel D. Greenwell President and Chief Executive Officer	2016	$800,000	—	$2,700,000		—		$300,000	$132,904	$3,932,904
	2015	$410,769	—	$2,700,003		—		—	$177,624	$3,288,396
Mark T. Behrman Executive Vice President and Chief Financial Officer	2016	$500,000	—	—	(3)			$150,000	$6,600	$656,600
	2015	$364,231	—	$1,500,003		$838,259	(4)	—	$11,854	$2,714,347
John H. Diesch Executive Vice President Manufacturing(5)	2016	$137,500	$50,000	$81,247		—			$24,242	$292,989
Michael J. Foster Executive Vice President and General Counsel(6)	2016	$358,615	—	$719,996		—		$108,000		$1,186,611
Steven J. Golsen President and Chief Executive Officer of The Climate Control Group(7)	2016	$174,904	—	—		—		—	$551,509	$726,413
	2015	$425,000	$16,346	—		—		—	$6,439	$447,785
	2014	$425,000	$125,000	—		—		—	$27,732	$577,732
(1)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock granted to our named executive officers pursuant to the terms of the respective executive’s employment agreement computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures. This amount does not reflect the actual value that may be recognized by the named executive officers.

For more information regarding the assumptions made in the valuation of the awards reported in this column, see also Note 14, Stockholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

(2)	For 2016, “All Other Compensation” includes:

•	For Mr. Diesch: $16,679 for reimbursement of relocation and short-term commuting expenses and $7,563 as a tax gross-up for such expenses.

•	An automobile allowance for Mr. Behrman and a company car for Mr. Diesch.

•	Country club dues for Mr. J. Golsen.

•	For Mr. Greenwell: $65,189 for reimbursement of expenses related to his commuting from his home in Iowa to our corporate offices in Oklahoma, as well as living expenses while working in Oklahoma and $67,715 as a tax gross-up for such expenses.

•	For Mr. J. Golsen, the amount for 2014 was recalculated to represent only the amounts earned by him during 2014. As originally reported for 2014, “All Other Compensation” also included premiums we paid for insurance contracts to which we are the sole named beneficiary, which insurance contracts will be used to fund certain death and continuation benefit agreements we have with Mr. J. Golsen. The cost of such premiums has been removed from the table above as the policies are simply used by the Company as a method by which to fund the benefits. Mr. J. Golsen, is not now and never has been a beneficiary of the insurance policies and has no authority to name the beneficiaries. For more information regarding these agreements, see “Potential Payments Upon Termination or Change in Control – Death Benefit and Continuation Agreements” below.

•	For Mr. S. Golsen, $425,000 in severance payments accrued as of his termination date, $123,958 for consulting services related to the sale of the Climate Control Group, and $2,551 as an automobile allowance.

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Executive Compensation Tables

(3)	Pursuant to the terms of his Employment Agreement, Mr. Behrman did not receive an LTI Plan grant in 2016.
(4)	Mr. Behrman voluntarily relinquished his option award on January 14, 2016.
(5)	The salary and Non-Equity Incentive Plan compensation amounts shown for Mr. Diesch represent the pro-rated salary and STI Plan payments made to Mr. Diesch for services provided from the effective date of his employment agreement through December 31, 2016. The Bonus amount shows the discretionary award made by the Board for Mr. Diesch’s contributions in 2016.
(6)	The salary and Non-Equity Incentive Plan compensation amount shown for Mr. Foster represents the pro-rated salary and STI Plan payments made to Mr. Foster for services provided from the effective date of his employment agreement through December 31, 2016.
(7)	The salary compensation amount shown for Mr. S. Golsen represents the pro-rated salary paid to Mr. S. Golsen for services provided until May 31, 2016, his termination date. In accordance with SEC regulations, only compensation information for any fiscal year in which an individual was an NEO is reported in the Summary Compensation Table. Given that Mr. S. Golsen is an NEO for 2016 and was an NEO for 2014, his compensation information is also presented for 2015 in accordance with SEC regulations.

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Executive Compensation Tables

2016 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the named executive officers during the calendar year ended December 31, 2016.

Name	Grant Date(1)	Date Approved by Board	Estimated Future Payouts under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)				Grant Date Fair Value of Stock and Option Awards ($)(4)
Jack E. Golsen(5)	—	—	—	—	—	—	—	—	—	—	—	—
Daniel D. Greenwell	12/31/2016	12/14/2016	—	—	—	—	—	—	320,665	—	—	$2,700,000	(6)
	—	—	—	500,000	1,000,000	—	—	—	—	—	—	—
Mark T. Behrman	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	250,000	500,000				—	—	—	—
John H. Diesch	8/2/2016	7/27/2016	—	—	—	—	—	—	6,974	—	—	$81,247	(7)
	—		—	—	—	—	—	—	—	—	—	—
Michael J. Foster	1/5/2016	12/31/2015	—	—	—	—	—	—	50,139	—	—	$359,998	(8)
	12/31/2016	12/14/2016	—	—	—	—	—	—	42,755	—	—	$359,998	(6)
	—	—	—	180,000	360,000	—	—	—	—	—	—	—
Steven J. Golsen(5)	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—

(1)	Messrs. Foster and Diesch were each awarded an initial grant under the LTI Plan pursuant to their employment agreements on the commencement dates of their employment, January 5, 2016 and August 1, 2016, respectively. Messrs. Greenwell and Foster received annual grants under the LTI Plan on December 31, 2016, in each case, following the Compensation Committee meeting approving such grants. Mr. Foster’s grant of 42,755 shares of restricted stock was made on December 31, 2016 instead of on the anniversary of his commencement of employment in order to align his grant date with that of Mr. Greenwell’s for accounting and efficiency purposes.

(2)	The amounts in these columns reflect the threshold, target and maximum payout levels for the STI Plan. Further details regarding these awards, please see “Executive Compensation-Compensation Discussion and Analysis-Compensation Philosophy and Objectives-Short-Term (Annual) Incentive Plan.”

(3)	The amounts shown in this column represent the time-based vesting restricted stock awards granted to Mr. Foster under our 2008 Stock Incentive Plan on January 5, 2016 and time-based vesting restricted stock awards granted to Mr. Diesch on August 1, 2016, and to Messrs. Greenwell and Foster on December 31, 2016 under the LTI Plan.

(4)	The amounts shown in this column represent the grant-date fair value of stock-based awards granted to our named executive officers, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and does not reflect the actual value that has or may be recognized by the named executive officers. For more information regarding the assumptions made in the valuation of the awards reported in this column, see also Note 14, Stockholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

(5)	Neither Mr. J. Golsen nor Mr. S. Golsen participate in the STI Plan or the LTI Plan.

(6)	For the grants of restricted stock, the grant date fair value was based on a per share price of $8.42, the closing price on December 30, 2016, the date prior to the grant.

(7)	For the grants of restricted stock, the grant date fair value was based on a per share price of $11.65, the closing price on August 1, 2016, the date prior to the grant.

(8)	For the grants of restricted stock, the grant date fair value was based on a per share price of $7.18, the closing price on January 4, 2016, the date prior to the grant.

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Executive Compensation Tables

2016 Outstanding Equity Awards at Fiscal Year End

The following table contains information about outstanding equity awards held by our named executive officers as of December 31, 2016.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jack E. Golsen	—	—	—
Daniel D. Greenwell	12/31/2015	213,093	$1,794,243
	12/31/2016	320,665	2,699,999

		533,758	$4,494,242
Mark T. Behrman	12/31/2015	139,276	$1,172,704
John H. Diesch	08/02/2016	6,974	$58,721
Michael J. Foster	01/05/2016	50,139	$422,170
	12/31/2016	42,755	359,997

		92,894	$782,167
Steven J. Golsen	—	—	—
(1)	The amounts shown in this column reflect the number of time-based vesting restricted stock granted under our 2008 Stock Incentive Plan and our 2016 Long Term Incentive Plan that are not vested as of December 31, 2016. These unvested shares will vest in substantially equal one-third increments on the anniversary of the grant dates.

(2)	The amounts reported in this column were calculated by multiplying the number of shares of restricted stock that had not vested as of December 31, 2016 by the closing price of our common stock on the NYSE on December 30, 2016, which was $8.42.

2016 Restricted Stock Vesting

The following table contains information regarding the vesting of restricted stock held by our named executive officers during 2016.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jack E. Golsen	—	—
Daniel D. Greenwell	106,546	$897,117
Mark T. Behrman	69,638	$586,352
John H. Diesch	—	—
Michael J. Foster	—	—
Steven J. Golsen	—	—

(1)	The amounts reported in this column represent the number of shares of restricted stock that vested on December 31, 2016, without reduction for any shares withheld to satisfy applicable tax obligations.

(2)	The amounts reported in this column represent the value of the shares of restricted stock that vested during 2016, calculated by multiplying the number of shares of time-based vesting restricted stock that vested on December 31, 2016 by $8.42, the closing price of our common stock on December 30, 2016 on the NYSE.

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Executive Compensation Tables

Equity Compensation Plan Information

The following table shows, as of December 31, 2016, information with respect to our equity compensation plans under which shares of common stock are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units, warrants, and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders(2)	246,884	$28.48	2,632,332
Equity compensation plans not approved by shareholders	—	—	—

Total	246,884	$28.48	2,632,332
(1)	As of December 31, 2016, there were options outstanding to purchase a total of 219,230 shares of common stock under our 2008 Stock Incentive Plan, which represent 0.8% of the number of common stock outstanding. There were no options, warrants or rights outstanding under our 2016 Long Term Incentive Plan on December 31, 2016. A total of 1,038,290 unvested shares of time-based vesting restricted stock were excluded from this column (a) as those shares are considered issued at the time of grant.

(2)	Plans previously approved by the stockholders include our 2008 Stock Incentive Plan, our Outside Directors Stock Purchase Plan and our 2016 Long Term Incentive Plan. Following approval of the 2016 Long Term Incentive Plan at our annual meeting of stockholders held in June 2016, no further awards can be granted under either our 2008 Stock Incentive Plan or our Outside Directors Stock Purchase Plan. The amount in column (c) represents the number of shares available for issuance under our 2016 Long Term Incentive Plan.

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Executive Compensation Tables

Potential Payments Upon Termination or Change in Control

Employment Agreements

During 2016, we were party to employment agreements with Messrs. Greenwell, Behrman, Diesch and Foster which provide, among other things, certain severance benefits in the event an executive officer’s employment terminates under specific circumstances. We also were party to an employment and severance agreement with Mr. J. Golsen.

Severance Payments and Benefits under the Employment Agreements (other than for Messrs. J. Golsen and S. Golsen)

The employment agreements with our named executive officers (other than for Mr. J. Golsen) provide for potential severance payments upon the termination of a named executive officer’s employment in certain situations, including in connection with a “change in control,” without “cause” by the Company or for “good reason” by the executive, due to nonrenewal by the Company and upon the death or permanent disability of the executive (as each term is defined in the named executive officers’ employment agreement).

Termination for Cause, without Good Reason, or due to Executive’s Nonrenewal. In the event of an executive’s termination by the Company for “cause” or by the executive without “good reason,” the Company has no severance obligation to the executive other than payment of accrued obligations, which are (i) earned but unpaid base salary through the date of termination, (ii) any employee benefits to which the executive has a vested entitlement as of the date of termination, (iii) accrued but unused vacation, and (iv) approved but unreimbursed eligible business expenses.

Death or Permanent Disability. Under the terms of the employment agreements, in the event of an executive’s death or termination on account of becoming permanently disabled, the agreements will terminate and the executive will be entitled to (i) the payment of accrued obligations, (ii) payment of a pro-rata portion of his annual bonus determined and paid in accordance with our regular bonus practices (other than for Mr. Diesch) and (iii) accelerated vesting of a pro-rata portion of all equity awards that are otherwise unvested as of the date of his termination of employment, which pro rata portion will be based on the time the executive was employed during the applicable vesting period.

Termination without Cause, for Good Reason or due to Company’s Nonrenewal. If the executive is terminated by the Company without “cause,” by the executive for “good reason” or by the Company’s proper notice of nonrenewal of the employment agreement, the executive will be entitled to (i) payment of a pro rata portion of his annual bonus based on the actual achievement of the applicable performance criteria for the year in which the executive’s employment terminates and paid in accordance with our regular bonus practices (other than for Mr. Diesch); (ii) payment of a lump sum cash payment equal to the product of one times (or two times in the case of Mr. Greenwell) the sum of his then-current base salary and target bonus (or in the case of Mr. Diesch, 12 months of his base salary only) payable on the first payroll date following the executive’s execution and non-revocation of a general release of claims; (iii) continued participation in our medical, dental and hospitalization insurance coverage for himself and his qualified dependents on the same terms in effect immediately prior to the termination for a period of 18 months with the employer portion of the continued coverage paid by us (other than for Mr. Diesch); and (iv) accelerated vesting of all equity awards otherwise unvested as of the date of his termination of employment.

Change in Control. If a named executive officer (other than Mr. J. Golsen) is employed by us at the time of a change in control and his employment is terminated without “cause” or by the executive for “good reason” within twenty-four months of the change in control (or for Mr. Diesch, during the period beginning six months before and ending twelve months following the change in control), the executive will be entitled to (i) payment of a pro rata portion of his annual bonus based on the actual achievement of the applicable performance criteria for the year in which the executive’s employment terminates and paid in accordance with our regular bonus practices (other than for Mr. Diesch); (ii) payment of a lump sum cash payment equal to the product of two times (or three times in the case of Mr. Greenwell and one times in the case of Mr. Diesch) the sum of his then-current base salary and target bonus payable on the first payroll date following the executive’s execution and non-revocation of a general release of claims; (iii) continued participation in our medical, dental and hospitalization insurance coverage for himself and his qualified dependents on the same terms in effect immediately prior to the termination for a period of 18 months with the employer portion of the continued coverage paid by us (other than for Mr. Diesch); and (iv) accelerated vesting of all equity awards otherwise unvested as of the date of his termination of employment.

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Executive Compensation Tables

Employment and Severance Agreements with Mr. J. Golsen

Employment Agreement

We are party to an employment agreement with Mr. J. Golsen (originally entered into on March 21, 1996 and as subsequently amended on April 29, 2003, May 12, 2005 and December 17, 2008) to employ Mr. J. Golsen as Executive Chairman of the Board and Chairman of the Executive Committee (the “Golsen Agreement”). The current term of the Golsen Agreement expires on January 1, 2018, but will be automatically renewed for two additional one-year periods unless terminated by us or Mr. J. Golsen by written notice at least six months prior to the expiration of the then-current term.

The Golsen Agreement provides that upon a termination of his employment without “cause” or for disability, Mr. J. Golsen (or his estate, if the termination is due to Mr. J. Golsen’s death) will be entitled to (a) a lump sum cash payment payable within 30 days following the date of termination equal to the product of the number of full years remaining in the then-current term of the Golsen Agreement times the sum of (x) Mr. J. Golsen’s current annual salary and (y) the bonus paid to Mr. J. Golsen for services provided in the most recently completed fiscal year; (b) continued participation in our medical, dental and vision plans for a period equal to the greater of 18 months or the remainder of the current term of the Golsen Agreement, the cost of such coverage to be reimbursed at the end of each month; and (c) the unrestricted use of a company vehicle and cell phone, as applicable.

The Golsen Agreement also provides that in the event Mr. J. Golsen becomes disabled and, as a result of the disability, is not able to perform his duties under the Golsen Agreement for a period of 12 consecutive months within any two-year period, he is entitled to his full salary for the remainder of the then-current term of the Golsen Agreement and thereafter, 60% of such salary until his death.

Severance Agreement

We entered into a severance agreement with Mr. J. Golsen on January 17, 1989 (as amended on March 21, 1996, December 17, 2008 and April 27, 2015), that controls the benefits that would be payable to Mr. J. Golsen should his employment be terminated within 24 months following a change of control (the “Golsen Severance Agreement”). The Golsen Severance Agreement provides that if Mr. J. Golsen is terminated without “cause” or if he terminates his employment for “good reason” within 24 months following a “change of control,” he will be entitled to a lump sum amount, payable on the date of termination, equal to the product of 2.9 times the average of his annual gross compensation paid by the Company and includable in his gross income during the most recently completed five taxable years prior to the date of the change of control.

The Golsen Severance Agreement provides that “change of control” generally means a transaction that would require the filing of a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Additionally, a change of control will be deemed to occur if:

Any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group prior to the subsequent acquisition, constitutes more than 50% of the total fair market value or total voting power of our stock;

The individuals who constitute the Board as of April 1, 2015 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to April 1, 2015 whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest) shall be deemed to be a member of the Incumbent Board; or

Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of our stock possessing 30% or more of the total voting power of our stock, except acquisitions by:

Any person or group which, as of December 17, 2008, has such ownership, or

Mr. J. Golsen; his spouse; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Mr. J. Golsen, his spouse, his children, or the spouses of his children; any corporation, trust, partnership, or other entity of which Mr. J. Golsen, his spouse, his children, or the spouses of his children (or any combination thereof) own at least 80% of the outstanding beneficial voting or equity interests, directly or indirectly; and certain affiliates and associates of any of the above-described persons, entities, or estates.

Notwithstanding the above, a change of control will not be deemed to occur unless such event also constitutes either a “change in ownership” or “change in effective control” as those terms are defined in Treas. Reg. Section 1.409A-3.

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Executive Compensation Tables

Death Benefit Agreements

We are party to death benefit agreements with Mr. J. Golsen, that provide cash benefits to Mr. J. Golsen’s beneficiaries in case of his death while employed by us or one of our subsidiaries (the “2005 Agreement”). Pursuant to the terms of the 2005 Agreement, we are obligated to maintain insurance with a minimum of $2.5 million death benefit. Upon Mr. Golsen’s death, his beneficiaries are entitled to a $2.5 million lump sum cash benefit payable within 30 days following our receipt of the proceeds of the life insurance policies we maintain to fund the benefit. We maintain an insurance policy on Mr. J. Golsen’s life (to which we are the beneficiary) to cover our obligations under the 2005 Agreement.

Mr. S. Golsen’s Termination

Upon his termination of employment on May 31, 2016, Mr. S. Golsen became entitled to a separation payment totaling $425,000, which is paid in substantially equal monthly installments during the 18-months following his termination, and a lump sum payment equal to $16,711.02 for COBRA expenses to be paid by the Company on or before June 15, 2017. For information regarding Mr. S. Golsen’s consulting arrangement with the Company, please see “Corporate Governance Policy as to Related Party Transactions” above.

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Executive Compensation Tables

Table of Severance Benefits

The following table summarizes the dollar amounts of potential payments to each named executive officer upon a qualifying termination of employment or change in control pursuant to the terms of their employment and severance agreements, as applicable, assuming that the events described in the table occurred on December 31, 2016, when the closing price of the Company’s common stock was $8.42. The values below are our best estimates of the severance payments and benefits the executives would receive upon a termination of employment or a change in control as of December 31, 2016 and we believe the amounts are calculated using reasonable assumptions. All amounts are before taxes, which would reduce amounts ultimately received by our named executive officers. The table is only intended to summarize various terms of the employment agreement and is qualified in its entirety by reference to the full text of the actual agreements, copies of which are on file with the SEC.

Executive Officer	Termination For Cause	Termination Without Cause or For Good Reason		Termination During Change in Control Period		Change in Control Without Termination(1)	Death		Disability
Jack E. Golsen
Pro Rata Bonus	N/A	—		—		—	—		—
Cash Severance	N/A	$800,000	(2)	$2,320,000	(3)	—	$5,049,960	(4)	$800,000	(5)
Equity Awards
Unvested and Accelerated	N/A	—		—		—	—		—
Health Coverage (6)	N/A	$8,013		$—		$—	$—		$7,923

Total(7)	N/A	$808,013		$2,320,000		—	$5,049,960		$807,923
Daniel D. Greenwell
STI Plan Payments(8)	N/A	$300,000		$300,000		—	$300,000		$300,000
Cash Severance	N/A	$2,600,000	(9)	$3,900,000	(10)	—	—		—
Equity Awards
Unvested and Accelerated(11)	N/A	$4,494,242		$4,494,242		$4,494,242	—		—
Health Coverage(6)	N/A	$27,179		$27,179		$—	$—		$—

Total	N/A	$7,421,421		$8,721,421		$4,494,242	$300,000		$300,000
Mark T. Behrman
STI Plan Payments(8)	N/A	$150,000		$150,000		—	$150,000		$150,000
Cash Severance	N/A	$750,000	(9)	$1,504,000	(10)	—	—		—
Equity Awards
Unvested and Accelerated(11)	N/A	$1,172,704		$1,172,704		$1,172,704	—		—
Health Coverage(6)	N/A	$27,179		$27,179		$—	$—		$—

Total	N/A	$2,099,883		$2,849,883		$1,172,704	$150,000		$150,000
John H. Diesch
STI Plan Payments(8)	N/A	—		—		—	—		—
Cash Severance	N/A	$325,000	(9)	$487,500	(10)	—	—		—
Equity Awards
Unvested and Accelerated(11)	N/A	—		$58,721		—	$8,217	(12)	$8,217	(12)
Health Coverage(8)	N/A	$—		$—		$—	$—		$—

Total	N/A	$325,000		$546,221		$—	$8,217		$8,217

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Executive Compensation Tables

Executive Officer	Termination For Cause	Termination Without Cause or For Good Reason		Termination During Change in Control Period		Change in Control Without Termination(1)	Death		Disability
Michael J. Foster
STI Plan Payments(8)	N/A	$108,000		$108,000		—	$108,000		$108,000
Cash Severance	N/A	$540,000	(9)	$1,080,000	(10)	—	—		—
Equity Awards
Unvested and Accelerated	N/A	$782,167		$782,167		$782,167	$138,753	(12)	$138,753	(12)
Health Coverage(6)	N/A	$27,179		$27,179		$—	$—		$—

Total	N/A	$1,457,346		$1,997,346		$782,167	$246,753		$246,753
(1)	The amounts shown in this column represent the value attributable to accelerated vesting of equity awards upon a change in control under the terms of our equity incentive plans and employment agreements, which would be realized by the executives regardless of whether they suffered a termination of employment in connection with such change in control.

(2)	This amount represents the amount of Mr. J. Golsen’s full 2016 salary for one year (i.e., the remainder of the current term of the Golsen Agreement).

(3)	This amount represents the product of 2.9 times the average of Mr. J. Golsen’s annual gross compensation paid by the Company and includable in his gross income during the most recently completed five taxable years prior to the date of the change of control.

(4)	This amount represents the sum of $2.5 million payable pursuant to the 2005 Agreement, $800,000 payable pursuant to the Golsen Agreement and $1,749,960 payable pursuant to the 1981 Agreement.

(5)	This amount represents the amount of Mr. J. Golsen’s full 2016 salary for one year (i.e., the remainder of the current term of the Golsen Agreement). In addition, upon the expiration of the current term, Mr. J. Golsen would be entitled to receive a monthly payment of $40,000 (60% of his monthly 2016 salary) for life.

(6)	The amounts included for health coverage are the estimated cost to us for providing continuing health care under our existing medical, dental and vision benefits to each eligible executive for the applicable time period specified in the named executive officer’s employment or severance agreement, as applicable.

(7)	The total amounts for Mr. J. Golsen do not include amounts payable for other lifetime benefits to which he is entitled pursuant to his employment agreement including: unrestricted use of a company car (approximately $21,000 per year) and use of a cell phone (approximately $1,800 per year).

(8)	This amount represents the actual STI Plan payments made to the named executive officer for 2016.

(9)	This amount represents one times (two times for Mr. Greenwell) the sum of base salary and target bonus for Messrs. Greenwell, Behrman and Foster and one times base salary for Mr. Diesch.

(10)	This amount represents two times (three times for Mr. Greenwell and one times for Mr. Diesch) the sum of base salary and target bonus for Messrs. Greenwell, Behrman, Diesch and Foster.

(11)	The amounts shown for Equity Awards Unvested and Accelerated represents the shares of restricted stock awards that had not vested as of December 31, 2016, valued at $8.42 per share, the closing price of our stock on the NYSE on December 30, 2016.

(12)	Represents the value of pro-rata vesting of outstanding equity awards upon the death or disability of the executive valued at $8.42 per share, the closing price of our stock on the NYSE on December 30, 2016.

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Executive Compensation Tables

Director Stock Ownership Guidelines

On April 26, 2017, the Board unanimously adopted the LSB Industries, Inc. Stock Ownership Guidelines. The Stock Ownership Guidelines require each non-employee director to own shares of our common stock having an aggregate value of at least $250,000 (2 times the non-

employee director retainer) by the later of (i) five years following the effective date of the guidelines (April 26, 2022) or (ii) the fifth anniversary of a director’s election to the Board.

Director Compensation

2016 Director Compensation Table

The following table sets forth the compensation paid to, or earned by, our non-employee directors who served on the Board during 2016.

Name(1)	Fees Earned or Paid in Cash(2)	Fees Earned or Paid in Equity Grants(2)(3)	All Other Compensation		Total
Jonathan S. Bobb	$132,500	$—	$—		$132,500
Mark R. Genender	$130,000	$—	$—		$130,000
Barry H. Golsen	$125,000	$—	$—		$125,000
William F. Murdy	$102,500	$62,500	$—		$165,000
Marran H. Ogilvie	$82,500	$62,500	$—		$145,000
Richard W. Roedel	$90,000	$62,500	$—		$152,500
Joseph E. Reece	$72,500	$62,500	$—		$135,000
Richard S. Sanders	$62,500	$62,500	$147,600	(4)	$272,600
Lynn F. White	$67,500	$62,500	$—		$130,000

(1)	Directors who are also employees at the time of service, such as Mr. J. Golsen and Mr. Greenwell, receive no additional compensation for their services on our Board and are not included in this table. The Compensation received by Mr. J. Golsen and Mr. Greenwell is shown in the Summary Compensation Table.

(2)	Director fees for Messrs. Bobb and Genender are paid to LSB Funding. Because the LTI Plan does not allow payment in shares to corporate entities, Messrs. Bobb and Genender receive an additional cash grant in the amount of $62,500 in lieu of the grant of restricted stock units as determined by the Compensation Committee. Due to his significant stock holdings in the Company, the Board agreed to exempt Mr. B. Golsen from receiving a portion of his director fees in the form of restricted stock units and his director fees are paid entirely in cash.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units granted to our directors on June 3, 2016, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, which was $13.56 for the restricted stock units granted on June 3, 2016. This amount does not reflect the actual value that may be recognized by the directors. For more information regarding the assumptions made in the valuation of the awards reported in this column, see also Note 14, Stockholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. All of the restricted stock units awarded to our non-employee directors in 2016 will vest on June 3, 2019. The aggregate number of stock awards outstanding as of December 31, 2016 for each non-employee director who served on the Board during 2016 was as follows: Mr. Bobb: 0 restricted stock units; Mr. Genender: 0 restricted stock units; Mr. B. Golsen: 0 restricted stock units; Mr. Murdy: 4,609 restricted stock units; Ms. Ogilvie: 4,609 restricted stock units; Mr. Roedel: 4,609 restricted stock units; Mr. Reece: 4,609 restricted stock units; Mr. Sanders: 4,609 restricted stock units; and Mr. White: 4,609 restricted stock units.

(4)	This amount represents consulting fees paid to Mr. Sanders pursuant to the Independent Contractor Agreement, dated September 30, 2015, by and among the Company and Circle S. Consulting LLC (signed by Mr. Sanders on behalf of Circle S. Consulting LLC) pursuant to which Mr. Sanders (as President of Circle S. Consulting LLC) acted as Executive Vice President, Chemical Manufacturing until July 31, 2016 when we appointed Mr. Diesch to this position, effective as of August 1, 2016.

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Executive Compensation Tables

On April 19, 2016 we amended and restated our director compensation policy (“Director Policy”) to include:

•	An annual cash fee equal to $62,500;

•	An annual grant of restricted stock units with a grant date fair market value of approximately $62,500, which will be settled upon the third anniversary of the grant date, except to the extent the Compensation Committee determines to pay an additional annual cash fee equal to $62,500 in lieu of the grant of restricted stock units, as was the case in 2016 and will be the case in 2017 for Messrs. Bobb, Genender, and B. Golsen;

•	An additional annual cash fee equal to $10,000 for members of the Audit Committee and an additional $20,000 for the Chairman of the Audit Committee;

•	An additional annual cash fee equal to $7,500 for members of the Compensation Committee and an additional $15,000 for the Chairman of the Compensation Committee;

•	An additional annual cash fee equal to $5,000 for members of the Nominating and Corporate Governance Committee and an additional $10,000 for the Chairman of the Nominating and Corporate Governance Committee;

•	An additional annual cash fee equal to $25,000 for the Board’s Lead Director;

•	An additional annual cash fee equal to $15,000 for each member of the Strategic Committee, including the Chairman; and

•	An additional annual cash fee as determined by the Board for members of any other committee established by the Board.

Cash fees earned under the April 19, 2016 Director Policy are earned on a calendar-quarter basis and are paid in arrears not later than the 15th day following the end of each calendar quarter. Such cash fees are prorated to reflect the period of year during which the director was not a member of the Board. Additionally, under the April 19, 2016 Director Policy, restricted stock units are granted on the first business day following our annual meeting of stockholders each year. The number of restricted stock units will be determined by dividing $62,500 by the closing price of our common stock on the first business day following our annual meeting of stockholders. As of April 19, 2016, directors may no longer elect to receive all or any portion of his or her director fees in shares of our common stock.

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Securities Ownership

Security Ownership of 5% Owners

The following table sets forth the beneficial ownership of our common stock and preferred stock as of April 18, 2017, held by beneficial owners of 5% or more of each class of our common stock and voting preferred stock.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 1, 2017. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all stock shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Title of Class	Amounts of Shares Beneficially Owned(1)	Percent of Class+
Golsen Holders(2)	Common	2,815,064(3)(4)	9.9%
	Series B Preferred	20,000(5)	100.0%
	Series D Preferred	1,000,000(6)	100.0%
LSB Funding LLC	Common	4,069,324(7)	14.3%
	Series F Preferred	1(8)	100.0%
BlackRock, Inc.	Common	2,450,000(9)	8.6%
Robotti & Company Inc.	Common	2,185,000(10)	7.7%
Tontine Associates LLC	Common	2,175,000(11)	7.7%
+	Because of the requirements of the SEC as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of April 1, 2017, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(1)	We based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the SEC or our records.

(2)	Includes Mr. J. Golsen and the following members of his family: son, Mr. B. Golsen (a Director); son, Mr. S. Golsen, Family LLC, which is wholly-owned by J. Golsen Trust (43.516% owner), Sylvia H. Golsen Trust (43.516% owner), B. Golsen Trust (4.323% owner), S. Golsen Trust (4.323% owner), and Linda F. Rappaport Trust (4.323% owner and daughter of Mr. J. Golsen), and SBL LLC, which is wholly-owned by the LLC (49% owner), Mr. B. Golsen (17% owner), Mr. S. Golsen (17% owner), and Ms. L. Rappaport (17% owner). Mr. J. Golsen is the manager of the LLC and share voting and dispositive power over the shares beneficially owned by the Family LLC. Messrs. J. Golsen and B. Golsen, as the only directors and officers of SBL LLC, share the voting and dispositive power of the shares beneficially owned by SBL LLC and its wholly owned subsidiary, GPC. The address of Messrs. J. Golsen and B. Golsen is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Mr. S. Golsen’s address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107. The address for SBL LLC, Family LLC, GPC and Ms. L. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

(3)	Includes:

(a)	4,000 shares over which Mr. J. Golsen has the sole voting and dispositive power;

(b)	the following shares over which Mr. J. Golsen has voting and dispositive power: (i) 15,876 shares held in Sylvia H. Golsen Revocable Trust; (ii) 15,392 shares owned of record by the Family LLC; and (iii) 133,333 shares that the Family LLC has the right to acquire upon the conversion of 4,000 shares of the Series B Preferred owned of record by the Family LLC;

(c)	292,467 shares over which Mr. B. Golsen has the sole voting and dispositive power; 74,440 shares of common stock owned of record by a certain trust for the benefit of Mr. B. Golsen, over which Mr. B. Golsen is the trustee; and 153,388 shares held in certain trusts for the benefit of children and grandchildren of Mr. B. Golsen over which Mr. B. Golsen is the trustee;

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Securities Ownership

(d)	243,493 shares over which Mr. S. Golsen has the sole voting and dispositive power; and 69,440 shares of common stock owned of record by a certain trust for the benefit of Mr. S. Golsen;

(e)	the following shares over which Messrs. J. Golsen and B. Golsen share voting and dispositive power: (i) 1,345,999 shares owned of record by SBL LLC; (ii) 400,000 shares that SBL LLC has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL LLC; (iii) 250,000 shares that SBL LLC has the right to acquire upon conversion of 1,000,000 shares of the Series D Preferred owned of record by SBL LLC; (iv) 283,955 shares owned of record by GPC; and 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC.

See “Certain Relationship and Related Party Transactions” and “Director Independence” above.

(4)	Mr. J. Golsen disclaims beneficial ownership of the shares over which Messrs. B. Golsen and S. Golsen and Ms. L. Rappaport each have sole voting and investment power. Messrs. B. Golsen and S. Golsen and Ms. L. Rappaport disclaim beneficial ownership of the shares that Mr. J. Golsen has sole voting and investment power. Messrs. B. Golsen and S. Golsen and Ms. L. Rappaport disclaim beneficial ownership of the shares owned of record by the LLC, except to the extent of their respective pecuniary interest therein. Mr. S. Golsen and Ms. L. Rappaport disclaim beneficial ownership of the shares owned of record by SBL and GPC and all shares beneficially owned by SBL LLC through the Family LLC, except to the extent of their respective pecuniary interest therein. Ms. L. Rappaport disclaims beneficial ownership of the 51,433 shares over which her spouse has sole voting and investment power over, and this amount excludes such shares. Mr. B. Golsen disclaims beneficial ownership of the 533 shares over which his spouse has sole voting and investment power, and this amount excludes such shares.

(5)	Includes: (a) 4,000 shares of Series B Preferred owned of record by the Family LLC; (b) 12,000 shares of Series B Preferred owned of record by SBL and (c) 4,000 shares Series B Preferred owned of record by GPC. Each holder of the Series B Preferred shall be entitled to one vote per share.

(6)	Includes 1,000,000 shares of Series D Preferred owned of record by SBL LLC. Each holder of the Series D Preferred shall be entitled to .875 votes per share.

(7)	The address of LSB Funding is 350 Park Avenue, 14th Floor, New York, New York 10022. Represents 4,069,324 shares of common stock.

(8)	Represents one share of Series F Preferred, which entitles LSB Funding to a number of votes equal to 456,225 shares of common stock.

(9)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(10)	The address of Robotti & Company Inc. is 110 East 42nd Street, Suite 1100, New York, NY 10017.

(11)	The address of Tontine Associates LLC is 55 Railroad Avenue, Greenwich, CT 06830.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of each class of our common stock and voting preferred stock as of April 18, 2017, held by (1) directors and director nominees; (2) each named executive officer listed in this Proxy Statement; and (3) all current directors and named executive officers as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 1, 2017. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all stock shown as beneficially owned by them, subject to community property laws where applicable.

LSB Industries Proxy Statement    47

Securities Ownership

Name of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned(1)		Percent of Class+
Jack E. Golsen	Common	2,581,888	(6)	8.81%
	Series B Preferred	20,000	(6)	100.00%
	Series D Preferred	1,000,000	(6)	100.00%
Daniel D. Greenwell	Common	698,960	(2)	2.46%
Mark T. Behrman	Common	286,467	(3)	1.01%
John H. Diesch	Common	32,778	(4)	*
Michael J. Foster	Common	122,590	(5)	*
Jonathan S. Bobb	Common	—		—
Mark R. Genender	Common	—		—
Barry H. Golsen	Common	2,940,001	(7)	10.07%
	Series B Preferred	16,173	(7)	80.87%
	Series D Preferred	1,000,000	(7)	100.00%
William F. Murdy	Common	6,982	(8)	*
Marran H. Ogilvie	Common	5,158	(9)	*
Joseph E. Reece	Common	4,609	(10)	*
Richard W. Roedel	Common	11,709	(11)	*
Richard S. Sanders, Jr.	Common	5,859	(12)	*
Lynn F. White	Common	5,909	(13)	*
Steven J. Golsen	Common	780,740	(14)	2.73%
	Series B Preferred	3,232	(14)	16.16%
	Series D Preferred	191,183	(14)	19.12%
Directors and Executive Officers as a group (15 persons)	Common	7,483,660	(15)	25.77%
	Series B Preferred	20,000		100%
	Series D Preferred	1,000,000		100%
5% Holders
BlackRock, Inc.	Common	2,450,000		8.63%
Robotti & Company Inc.	Common	2,185,000		7.69%
Tontine Associates LLC	Common	2,175,000		7.66%
*	Less than 1%.

+	See footnote “+” to the table under “Security Ownership of Certain 5% Owners.”

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Securities Ownership

(1)	We based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the SEC, or contained in our records.

(2)	This amount includes shares that Mr. Greenwell acquired pursuant to restricted stock agreements dated (a) December 31, 2015, of which (x) 15% vested as of the grant date, and (y) one-third of the remaining shares vested on the first anniversary of the grant date, with the remaining shares vesting on the second and third anniversaries of the grant; and (b) December 31, 2016, which vest one-third annually over the next three years. Mr. Greenwell has the sole voting and dispositive power over these shares,

(3)	This amount includes shares that Mr. Behrman acquired pursuant to restricted stock agreements dated (a) December 31, 2015, of which one-third has vested, with one-third vesting on each subsequent anniversary over the next two years, and (b) February 15, 2017, which will vest one-third annually over the next three years. Mr. Behrman has the sole voting and dispositive power over these shares.

(4)	This amount includes shares that Mr. Diesch acquired pursuant to restricted stock agreements dated (a) August 2, 2016 and February 15, 2017, both of which vest one-third annually over the next three years, and (b) February 15, 2017, which will vest on the third anniversary of the grant date subject to the achievement of certain performance metrics. Mr. Diesch has the sole voting and dispositive voting power over these shares.

(5)	This amount includes shares that Mr. Foster acquired pursuant to restricted stock agreement, dated (a) January 5, 2016, one-third of which has vested, with one-third vesting on each subsequent anniversary over the next two years, and (b) December 31, 2016 and February 15, 2017, both of which will vest one-third annually over the next three years. Mr. Foster has the sole voting and dispositive power over these shares.

(6)	See footnotes (2), (3), (4), (5) and (6) of the table under “Security Ownership of Certain 5% Owners” for a description of the amount and nature of the shares beneficially owned by Mr. J. Golsen.

(7)	See footnotes (2), (3), (4), (5) and (6) of the table under “Security Ownership of Certain 5% Owners” for a description of the amount and nature of the shares beneficially owned by Mr. B. Golsen.

(8)	The amount includes 873 shares held by a trust, over which Mr. Murdy has the sole voting and dispositive power.

(9)	Ms. Ogilvie has the sole voting and dispositive power over these shares.

(10)	Mr. Reece has the sole voting and dispositive voting power over these shares.

(11)	Mr. Roedel has the sole voting and dispositive power over these shares. This amount does not include, and Mr. Roedel disclaims beneficial ownership of the shares beneficially owned by Mr. Roedel’s wife, which consist of 590 shares.

(12)	These shares are held in a joint account owned by Mr. Sanders’ revocable trust of which Mr. Sanders is the trustee and by Mr. Sanders’ spouse’s revocable trust of which his spouse is the trustee. As trustees, Mr. Sanders and his wife share voting power and dispositive power over these shares.

(13)	Mr. White has the sole voting and dispositive voting power over these shares.

(14)	See footnotes (2), (3), (4), (5) and (6) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by Mr. S. Golsen.

(15)	The shares of common stock include 916,666 shares of common stock that executive officers, directors, or entities controlled by our executive officers and directors, have the right to acquire within 60 days under other convertible securities.

LSB Industries Proxy Statement    49

Securities Ownership

Percentage of Voting Power of Certain Beneficial Owners and Management

The following table sets forth the percentage of total common stock voting power as of April 18, 2017, held by certain beneficial owners and management.

Name of Beneficial Owner	Percentage of Total Common Stock Voting Power
Golsen Holders(1)	12.6	%(2)
LSB Funding LLC	14.8	%(3)
BlackRock, Inc.	8.6	%(4)
Robotti & Company Inc.	7.7	%(5)
Tontine Associates LLC	7.7	%(6)
Directors and Executive Officers as a group (15 persons)	25.8	%(7)
(1)	See footnote (2) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the Golsen Holders.

(2)	This percentage includes (1) 2,867,030 shares of common stock, which entitles the Golsen Holders to a number of votes equal to 2,867,030 shares of common stock, (2) 20,000 shares of Series B Preferred entitling each holder of the Series B Preferred to one vote per share, which entitles the Golsen Holders to a number of votes equal to 20,000 shares of common stock and (3) 1,000,000 shares of Series D Preferred entitling each holder of the Series D Preferred to .875 votes per share, which entitles the Golsen Holders to a number of votes equal to 875,000 shares of common stock.

(3)	This percentage includes one share of Series F Preferred, which entitles LSB Funding LLC to a number of votes equal to 456,225 shares of common stock.

(4)	This percentage includes 2,450,000 shares of common stock.

(5)	This percentage includes 2,185,000 shares of common stock.

(6)	This percentage includes 2,175,000 shares of common stock.

(7)	Certain members of the Golsen Holders are also included in the Directors and Executive Officers as a group.

50    LSB Industries Proxy Statement

Securities Ownership

Summarized “Economic” Ownership of Common Stock and Equivalents

The following table sets out the economic ownership with LSB Funding, Golsen Holders and all other common stockholders.

	Direct Common Ownership	Convertible Preferred Ownership(2)	Participating Rights “Economic” Ownership(3)	Director RSUs Issued(4)	Total “Economic” Ownership
Golsen Holders(1)	2,815,064 9.91%	916,666	—	—	3,731,730 12.58%
LSB Funding	4,069,324 14.44%	—	303,646	—	4,372,970 14.75%
Other Common Holders	21, 520,715 75.65%	—	—	27,654	21,548,369 72.56%

	28,405,103	916,666	303,646	27,654	29,653,069

(1)	Represents the combined holdings (direct ownership and trust beneficiaries) of Messrs. J. Golsen, B. Golsen, and S. Golsen and Ms. L. Rappaport.

(2)	Represents common shares that would be issued if the Preferred Series B (20,000) and Series D (1,000,000) were converted at ratios of 33.3333 and 0.25, respectively.

(3)	Represents the Participating Rights granted to LSB Funding in December 2015 in connection with the Preferred Stock issuance.

(4)	Issued to directors as part of the Board fee compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors, officers, and beneficial owners of more than 10% of the Company’s common stock to file with the SEC reports of holdings and changes in beneficial ownership of the Company’s stock. Based solely on a review of copies of the Forms 3, 4 and 5 furnished to us with respect to 2016, or written representations that no

Form 5 was required to be filed, we believe that during 2016 all our directors and officers and beneficial owners of more than 10% of the Company’s common stock timely filed their required Forms 3, 4, or 5, except each of Harold Rieker and Mark Behrman inadvertently filed one late Form 4 to report two transactions.

LSB Industries Proxy Statement    51

Stockholder Proposals

If you wish to submit proposals to be included in our proxy statement for our 2018 annual meeting, proposals must be received at our principal executive offices in writing not later than December 29, 2017. If the date of the 2017 annual meeting is changed by more than 30 days from the date of the 2017 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2018 annual meeting. Proposals must satisfy the requirements set forth in Rule 14a-8 under the Exchange Act and as set out in the Bylaws. Proposals should be addressed to Michael J. Foster, Secretary, LSB Industries, Inc., 16 South Pennsylvania Avenue, Post Office Box 754, Oklahoma City, Oklahoma 73107.

Other than matters properly brought under Rule 14a-8, the deadline for providing us with timely notice of matters that you otherwise desire to introduce at our next annual meeting of stockholders, other than those that will be included in our proxy materials, is not later than December 29, 2017, but not before November 30, 2017; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after April 29, 2018, the notice must be received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was made. The written notice must set forth the information specified in the Bylaws.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the annual meeting.

Only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board; or (ii) by any stockholder of the Company entitled to vote for the election of directors at the annual meeting who complies with the notice procedures set forth in our Bylaws. A director nomination made by a stockholder must be delivered or mailed to and received at our principal executive offices not less than 120 nor more than 150 days prior to the anniversary date of the 2017 annual meeting; provided, however, if the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the stockholder to be timely must be so delivered, or mailed and received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was so made. Pursuant to our Bylaws, the deadline for submitting nominations for directors for our annual meeting in 2018, is February 2, 2018, but no nominations may be submitted before January 3, 2018.

The Bylaws also provide that a stockholder satisfying the above notice requirements may nominate an independent director for inclusion in our proxy statement, if the additional specified conditions set forth in our Bylaws, are satisfied.

52    LSB Industries Proxy Statement

Available Information

We file or furnish annual, quarterly and current reports and other documents with the SEC under the Exchange Act). The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents we file with the SEC at www.sec.gov.

We also make available free of charge through our Internet website (www.lsbindustries.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition to the reports filed or furnished with the SEC, we publicly disclose material information from time to time in press releases, at annual meetings of stockholders, in publicly accessible conferences and investor presentations, and through our website.

A copy of the Company’s 2016 Annual Report accompanies this Proxy Statement, which Annual Report includes the Company’s 2016 Form 10-K. Copies of exhibits to the Form 10-K are available upon request, but a reasonable copy fee per page will be charged to the requesting stockholder.

One copy of the Notice of Annual Meeting of Stockholders, this Proxy Statement and the Company’s 2016 Annual Report will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householding mailing this year and you would like to have additional copies of this Proxy Statement and the Company’s 2016 Annual Report mailed to you or you would like to opt out of this practice for future mailings, the Company will promptly deliver such additional copies to you if you submit your request in writing to the address below. You may also contact the Company in the same manner if you received multiple copies of the materials and would prefer to receive a single copy in the future.

Requests for documents relating to the Company should be directed to:

Director—Communications Department

c/o LSB Industries, Inc.

16 South Pennsylvania Avenue

Post Office Box 754

Oklahoma City, Oklahoma 73107

(405) 235-4546

Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting by phone or via the Internet, if applicable. Prompt response will greatly facilitate arrangements for the annual meeting, and your cooperation is appreciated. Stockholders who attend the annual meeting may vote their shares personally even though they have sent in their proxy cards or voted by phone or the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2017

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2017 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2016 are available at www.proxydocs.com/LXU.

By order of the Board of Directors,

Michael J. Foster
Senior Vice President,
Secretary and General Counsel

May 2, 2017

LSB Industries Proxy Statement    53

ANNUAL MEETING OF LSB INDUSTRIES, INC.

Date:	Thursday, June 1, 2017
Time:	8:30 A.M. (Central Daylight Time)
Place:	16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 1 year on proposal 4.

1:	Election of Directors				Directors
		For	Withhold		Recommend ê

	01 Joseph E. Reece (Class term expiring 2019)	☐	☐		For
	02 Daniel D. Greenwell (Class term expiring 2020)	☐	☐		For
	03 William F. Murdy (Class term expiring 2020)	☐	☐		For
	04 Marran H. Ogilvie (Class term expiring 2020)	☐	☐		For

		For	Against	Abstain
2:	Proposal to ratify Ernst & Young, LLP as the independent registered public accounting firm for 2017.	☐	☐	☐	For

		For	Against	Abstain

3:	Say on Pay - An advisory vote on the approval of named executive compensation.	☐	☐	☐	For

	1 year	2 years	3 years	Abstain	1 Year
4:	Frequency of advisory vote on the compensation of named executive officers. ☐	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be
completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of LSB Industries, Inc.

to be held on Thursday, June 1, 2017

for Holders as of April 3, 2017

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To www.proxypush.com/LXU • Cast your vote online. • View Meeting Documents.		866-286-3181
	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Jack E. Golsen, Daniel D. Greenwell, Mark T. Behrman and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of LSB Industries, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 1 YEAR ON PROPOSAL 4.
All votes must be received by 5:00 P.M., Eastern Time, May 31, 2017.

PROXY TABULATOR FOR
LSB INDUSTRIES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — LSB Industries, Inc. Annual Meeting of Stockholders June 1, 2017 8:30 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jack E. Golsen, Daniel D. Greenwell, Mark T. Behrman and each of them, the undersigned’s proxy, with the full power of substitution, to attend the annual meeting of the stockholders of LSB Industries, Inc. (the “Company”) on June 1, 2017, at 8:30 a.m., Central Daylight Time, at the company’s offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, and at any adjournment of that meeting and to vote the undersigned’s shares of the Common Stock, 12% Series B Cumulative Preferred Stock, Series D 6% Cumulative Convertible Preferred Stock and Series F Redeemable Class C Preferred Stock, all of which vote as a single class, as designated on the reverse side.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR proposals 1, 2, 3 and 1 year on proposal 4.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)